Table of Contents

File No. 333-__________

As filed with the Securities and Exchange Commission on January 23, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Kathryn Reed Edge Miller & Martin LLP 1200 One Nashville Place, 150 Fourth Avenue Nashville, Tennessee 37219-2433 (615) 744-8400

Approximate date of commencement of proposed sale to the public: The exchange of Registrant's shares for shares of common stock of First Central Bancshares, Inc. will take place upon consummation of the merger of First Central Bancshares, Inc. into the Registrant.

               If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

               If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐____________________

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐ ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	821,579(1)	Not Applicable	$4,081,496(2)	$375.50(2)
(1)

The number of shares of United Community Banks, Inc. common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of First Central Bancshares, Inc. into the Registrant.  The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)

In accordance with Rule 457(f)(2) and 457(f)(3), the registration fee is based upon (a) $13,060,179, (the maximum number of shares of common stock of First Central Bancshares, Inc. that may be received by the Registrant pursuant to the merger (545,538) multiplied by the book value per share of First Central Bancshares, Inc. as of December 31, 2002 ($23.94)) less (b) $8,978,683 (the amount of cash to be paid by the Registrant in the merger).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

FIRST CENTRAL BANCSHARES, INC.

725 Highway 321 North
Lenoir City, Tennessee   37771-0230

Notice Of Special Meeting Of Shareholders
To Be Held On March ___, 2003

A special meeting of shareholders of First Central Bancshares, Inc. will be held on March __, 2003, at ____ __.m., at the main offices at 725 Highway 321 North, Lenoir City, Tennessee, for the following purposes:

(1)

to consider and vote on an Agreement and Plan of Reorganization, under which First Central Bancshares, Inc. will merge with and into United Community Banks, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement/prospectus; and

(2)	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If First Central shareholders approve the merger agreement, First Central will be merged with and into United.  In connection with the merger, First Central shareholders will receive in exchange for their shares of First Central common stock:

  1.5060 shares of United common stock for each share of First Central common stock; and
  $16.46 in cash, without interest, for each share of First Central common stock.

Approval of the merger agreement will require the approval of the holders of at least a majority of the First Central common stock entitled to vote at the special meeting.  Only shareholders of record of First Central common stock at the close of business on __________, 2003 will be entitled to vote at the special meeting or any adjournments thereof.  First Central’s board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that First Central shareholders vote for the proposal to approve the merger agreement.

The accompanying proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document.  This business and financial information is available without charge to all First Central shareholders upon written or oral request made to:  Ed F. Bell, Chairman and Chief Executive Officer, at 725 Highway 321 North, Lenoir City, Tennessee  37771-0230.  To obtain delivery of such business and financial information before the special meeting, your request must be received no later than __________, 2003.

If the merger is completed, First Central shareholders who dissent with respect to the merger will be entitled to be paid the “fair value” of their shares of First Central common stock in cash if they comply with certain statutory provisions of Chapter 23 of the Tennessee Business Corporation Act regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger–Rights of Dissenting Shareholders” (page _____) and in Appendix B to the attached proxy statement/prospectus.

A proxy statement/prospectus and form of proxy card are enclosed.  To ensure representation at the special meeting, each First Central shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope.  A previously submitted proxy may be revoked by notifying Ed F. Bell, Chairman and Chief Executive Officer, in writing, or by submitting an executed, later-dated proxy prior to the special meeting to First Central Bancshares, Inc., 725 Highway 321 North, Lenoir City, Tennessee  37771-0230.  A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person.  A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,

, 2003	Ed. F. Bell
Lenoir City, Tennessee	Chairman

PROPOSED MERGER OF

AND

Dear Shareholder of First Central Bancshares, Inc.:

Your board of directors has unanimously agreed on a transaction that will result in the merger of First Central Bancshares, Inc. (“First Central”) with and into United Community Banks, Inc. (“United”). You are being asked to approve the merger at a special meeting of shareholders to be held on March __, 2003.

 If the merger agreement is approved at the special meeting, First Central will be merged with and into United.  In connection with the merger, you will receive in exchange for your shares of First Central common stock:

  1.5060 shares of United common stock for each share of First Central common stock; and
  $16.46 in cash, without interest, for each share of First Central common stock.

This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies participating in the merger.  We encourage you to read this entire document carefully.  This proxy statement/prospectus also incorporates important business and financial information that is not included in or delivered with this document.  This business and financial information is available without charge to all First Central shareholders upon written or oral request made to:  Ed F. Bell, Chairman and Chief Executive Officer, 725 Highway 321 North, Lenoir City, Tennessee  37771-0230, telephone number (865) 986-1300.  To obtain delivery of such business and financial information before the special meeting, your request must be received no later than __________, 2003.

Consummation of the merger requires that a majority of the shareholders of First Central approve the merger agreement.  Whether or not you plan to attend the special meeting of shareholders of First Central, please take the time to complete and return your enclosed proxy card.  If you do not return your proxy card, the effect will be a vote against the proposed merger.  If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger.  If your shares are held by a broker in “street name,” and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

After careful consideration, the board of directors of First Central has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR the merger.  The board of directors of First Central strongly supports this strategic combination between United and First Central and appreciates your prompt attention to this very important matter.

Ed F. Bell
Chairman and Chief Executive Officer
First Central Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.  Shares of common stock of United Community Banks, Inc. are equity securities and are not savings accounts or deposits.  An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this proxy statement/prospectus is __________, 2003, and it is expected to be first mailed to shareholders on or about __________, 2003.

TABLE OF CONTENTS

Page	Page

QUESTIONS AND ANSWERS ABOUT THE
     MERGER
SUMMARY OF TERMS OF THE MERGER
     The Companies
     The Terms of the Merger
     The Reasons Management of Both Companies
          Support the Merger
     Shareholders’ Meeting
     Record Date
     Vote Required
     Conditions, Termination, and Effective Date
     Rights of Dissenting Shareholders
     Federal Income Tax Consequences
     Accounting Treatment
     Markets for Capital Stock
     Dividends
     There are Some Differences in Shareholders’
          Rights Between First Central and United
     Interests of Directors and Officers of First Central
          in the Merger
COMPARATIVE SHARE DATA REGARDING
     UNITED AND FIRST CENTRAL
SUMMARY CONSOLIDATED FINANCIAL
     INFORMATION
DETAILS OF THE PROPOSED MERGER
     Background of and Reasons for the Merger
     The Merger Agreement
     Required Shareholder Approval
     Expenses
     Conduct of Business of First Central
          Pending Closing
     Interest of Management in Transaction
     Comparison of the Rights of First Central and
          United Shareholders
     Dividends
     Accounting Treatment
     Resales of United Stock by Directors and
          Executive  Officers of First Central
     Regulatory Approvals
     Rights of Dissenting Shareholders

1 3 3 4 4 4 5 5 5 5 5 5 6 6 7 7 8 9 11 11 12 14 15 15 16 16 17 17 18 18 18

     Material Federal Income Tax Consequences of the
          Merger and Opinion of Tax Counsel
INFORMATION ABOUT UNITED COMMUNITY
     BANKS , INC.
     Certain Provisions of United’s Articles of
     Incorporation and Bylaws Regarding Change of
          Control
INFORMATION ABOUT FIRST CENTRAL
     BANCSHARES, INC.
     Recent Developments
     Description of Business
     Description of Property
     Legal Proceedings
     Voting Securities and Principal Shareholders
     Management’s Discussion and Analysis of
     Financial Condition and Results of Operations
          for the Period Ended September 30, 2002
     Management’s Discussion and Analysis of
         Financial Condition and Results of Operations
          for the Year Ended December 31, 2001
   INTEREST OF CERTAIN PERSONS IN THE
     MERGER
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING
     STATEMENTS
FINANCIAL STATEMENTS OF FIRST CENTRAL
     BANCSHARES, INC.

Appendix A     -      Agreement and Plan of Reorganization
Appendix B      -      Tennessee Dissenters’ Rights Statute

21 22 25 26 26 26 30 31 31 32 40 48 48 48 48 48 49 50 F-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What will I receive in the merger?

A:      You will receive (a) 1.5060 shares of United common stock and (b) $16.46 in cash, without interest, for each share of First Central common stock you own on the effective date of the merger. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based upon $25.50 a share of United common stock. For example: If you own 100 shares of First Central common stock, you would receive 150 shares of United common stock and a cash payment of $1,661.30, which includes $15.30 (.60 x $25.50) for your fractional share.

Q:     What am I being asked to approve?

A:      You are being asked to approve the Agreement and Plan of Reorganization by and between First Central and United, by which First Central will be merged with and into United.  Approval of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of First Central common stock.  The First Central board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q:     What should I do now?

A:      Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting.  If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.  A special shareholders meeting will take place at _____ __.m. on March __, 2003 at the main offices at 725 Highway 321 North, Lenoir City, Tennessee, to vote upon the proposal.

          You may attend the meeting and elect to vote your shares in person, rather than voting by proxy.  In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying First Central’s Chief Executive Officer prior to the meeting, in writing, or by submitting an executed, later-dated proxy to:  Ed F. Bell, First Central Bancshares, Inc., 725 Highway 321 North, Lenoir City, Tennessee  37771-0230.

Q:     What information should I consider?

A:      We encourage you to read this entire document carefully.  You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger–Background of and Reasons for the Merger” beginning on page 11.

Q:     When is the merger expected to be completed?

A:      We plan to complete the merger during the first quarter of 2003.

Q:     What are the tax consequences of the merger to me?

A:      We expect that the exchange of shares of First Central common stock for United common stock by First Central shareholders generally will be tax-free to First Central shareholders for federal income tax purposes.  However, First Central shareholders will have to pay taxes at capital gains rates, assuming the shares were held as a capital asset, on cash received in exchange for their shares of First Central common stock, or in lieu of fractional shares.  To review the tax consequences to First Central shareholders in greater detail, see “Details of the Proposed Merger–Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 21.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:     If my shares are held in “street name” by my broker, will my broker vote my shares and complete my form of election for me?

A:      Your broker will vote your shares of common stock only if you provide instructions on how to do so.  Following the directions your broker provides, you should instruct your broker how to vote your shares, and how to complete your form of election.  If you do not provide instructions to your broker, your shares will not be voted, which will have the effect of a vote against the merger agreement.

Q:     Should I send in my stock certificates now?

A:      No.  After the merger is completed, you will receive written instructions from United for exchanging your First Central common stock certificates for United common stock certificates and cash.

Q:     Who should I call with questions about the merger?

A:      You should call Ed F. Bell of First Central, at (865) 986-1300.

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger.  This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters.  For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers.  The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

In addition, the sections entitled “Where You Can Find More Information,” on page 48, and “Incorporation of Certain Documents By Reference,” on page 49, contain references to additional sources of information about United and First Central.

  The Companies  (see pages 22 and 26)
  United Community Banks, Inc.
  63 Highway 515
  Blairsville, Georgia 30512
   (706) 745-2151

United is a bank holding company based in Blairsville, Georgia.  Substantially all of United’s activities are conducted through its two wholly-owned subsidiary banks, United Community Bank, a Georgia bank and United Community Bank, a North Carolina bank.  United’s subsidiary banks operate in fifty-three locations throughout Northeast Georgia, North-Central Georgia and Western North Carolina.  United’s subsidiary banks provide customary types of banking services, such as checking accounts, savings accounts, and time deposits.  They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

United also operates, as a division of its Georgia bank, The Mortgage People Company, a full-service retail mortgage lending company approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm to the financial services industry.  Brintech provides consulting and other advisory and implementation services in the areas of strategic planning, profitability improvement, technology, efficiency, setwork, networking, Internet banking, website development, marketing, core processing, and telecommunications.

At September 30, 2002, United had total consolidated assets of approximately $3.1 billion, total consolidated loans of approximately $2.3 billion, total consolidated deposits of approximately $2.4 billion, and total consolidated stockholders’ equity of approximately $215 million.

First Central Bancshares, Inc.
 725 Highway 321 North
Lenoir City, Tennessee  37771-0230
(423) 942-5151

First Central is a one-bank holding company based in Lenoir City, Tennessee, and is the parent company of First Central Bank.  First Central Bank is a full service commercial bank with its main office in Lenoir City, Tennessee.  First Central Bank operates in eight locations in East Tennessee.  First Central Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits.  It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.  FCB Financial Services, Inc., a wholly-owned subsidiary of First Central Bank, is a financial services company that sells insurance and investments.

At September 30, 2002, First Central had total consolidated assets of approximately $149.9 million, total consolidated loans of approximately $98.4 million, total consolidated deposits of approximately $135.7 million, and total consolidated shareholders’ equity of approximately $12.8 million.

  The Terms of the Merger  (see page 12)

If the merger is approved, First Central will be merged with and into United, with United being the surviving company.  Upon consummation of the merger, First Central Bank will become a subsidiary of United, and its name will be changed to United Community Bank, a Tennessee bank.

As a result of the merger, you will be entitled to receive:

  1.5060 shares of United common stock for each share of First Central common stock you own on the effective date of the merger; and
  $16.46 in cash, without interest, for each share of First Central common stock you own on the effective date of the merger.

You will also receive a cash payment for any United fractional shares to which you would otherwise be entitled in an amount equal to the fraction multiplied by $25.50.

  The Reasons Management of Both Companies Support the Merger  (see page 11)

The boards of directors of First Central and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders.  The board of directors of First Central believes the merger will permit First Central shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the equity investment of First Central shareholders.  The board of directors of United believes that First Central provides United with an expansion opportunity into an attractive new market area.  Both boards of directors also believe that the terms of the merger are fair and equitable.  In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

  Shareholders’ Meeting

The special meeting of shareholders of First Central will be held on March __, 2003 at _____ __.m., at the offices of First Central Bank, at 725 Highway 321 North, Lenoir City, Tennessee  37771-0230, for the purpose of voting on approval of the merger agreement.

  Record Date  (see page 14)

You are entitled to vote at the shareholders’ meeting if you owned shares of First Central common stock on __________, 2003.

  Vote Required  (see page 14)

Approval by holders of a majority of the First Central common stock outstanding on _______ __, 2003, is required to approve the merger agreement.

As of January 13, 2003, 545,538 shares of First Central common stock were issued and outstanding, each of which is entitled to one vote per share.  There are 106,456 shares, or 19.51%, of First Central common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger.  All of the directors and executive officers of First Central have agreed to vote their shares in favor of the merger.

  Conditions, Termination, and Effective Date  (see page 12)

The merger will not occur unless certain conditions are met, and United or First Central can terminate the merger agreement if specified events occur or fail to occur.  The merger must be approved by the First Central shareholders, the Board of Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Georgia, and the Tennessee Department of Financial Institutions.

The closing of the merger will occur after the merger agreement is approved by First Central shareholders and the foregoing regulators and after the articles of merger are filed as required under Georgia and Tennessee law.

  Rights of Dissenting Shareholders  (see page 18)

You are entitled to dissent from the merger and to demand payment of the “fair value” of your First Central common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Chapter 23 of the Tennessee Business Corporation Act.

  Federal Income Tax Consequences  (see page 21)

First Central will receive an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, First Central will not recognize any gain or loss for federal income tax purposes, and shareholders of First Central to the extent they acquire United stock will not recognize any gain or loss for federal income tax purposes.  The cash you receive as a result of the exchange, as well as any cash you receive in exchange for payment for any fractional interests or as payment after exercising your right to dissent, will be treated as amounts distributed in redemption of your First Central common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances.  Neither United nor First Central has requested a ruling to this effect from the Internal Revenue Service.

  Accounting Treatment  (see page 17)

The merger will be accounted for as a purchase for financial reporting and accounting purposes.

  Markets for Capital Stock

United’s common stock began trading on the Nasdaq Stock Market on March 18, 2002 under the symbol “UCBI.”  The following table sets forth the high and low quarterly sales prices per share of United common stock as quoted on Nasdaq since April 1, 2002:

2002	High	Low

Second Quarter	$30.00	$23.96
Third Quarter	$29.55	$23.15
Fourth Quarter	$27.00	$21.73

The following table sets forth certain information regarding trades of United common stock since 2001 prior to its quotation on Nasdaq (amounts have been restated to reflect the proforma effect of United’s two for one stock split effective May 29, 2002):

	Number of	Aggregate	Size of Trades		Price of Trades
Year	Trades	Shares	Smallest	Largest	Lowest	Highest

2002 (through March 17)	101	585,600	5 shares	100,000 shares	$19.00	$20.00
2001	521	1,274,000	2 shares	54,000 shares	$14.50	$22.50

On January 7, 2003, immediately prior to the public announcement of the merger, the high and low sales prices per share of United common stock was $25.75 per share and $24.40 per share, respectively.

First Central’s common stock is not traded on an established public trading market.  The following table sets forth certain information regarding trades of First Central common stock known by First Central’s management for the indicated periods:

Number of		Aggregate	Size of Trades		Price of Trades
Year	Trades	Shares	Smallest	Largest	Lowest	Highest

2002	15	6,614	10 shares	1,530 shares	$24.00	$27.00
2001	23	27,095	10 shares	9,641 shares	$24.00	$28.00

On November 8, 2002, the most recent date with a stock trade prior to the public announcement of the merger, there was one sale of First Central common stock known to First Central’s management, aggregating 800 shares at a price of $26.00 per share.

There were 647 shareholders of record of First Central common stock as of January 21, 2003.

  Dividends  (see page 17)

United declared aggregate cash dividends of $.25 per share in 2002, including a dividend of $.0625 declared in the fourth quarter, and declared aggregate cash dividends of $.20 per share in 2001, $.15 per share in 2000, and $.10 per share in 1999.  United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

No cash dividends were paid by First Central in 2002, 2001, 2000 or 1999.  In February 2000, First Central issued a stock dividend of 51,080 shares of common stock to its shareholders.

  There are Some Differences in Shareholders’ Rights Between First Central and United   (see page 16)

If you own shares of First Central common stock, following the merger, your rights as shareholders will no longer be governed by First Central’s charter and bylaws.  Instead, First Central shareholders will automatically become United shareholders, and their rights as United shareholders will be governed by United’s articles of incorporation and bylaws.  Your rights as a First Central shareholder and the rights of a United shareholder are different in certain ways, including the following:

  First Central’s bylaws provide for a board of directors consisting of between five and twenty-five members, while United’s bylaws provide for a board of directors consisting of at least seven members.
  First Central’s charter and bylaws divide the members of its board of directors into three different classes, with the classes serving staggered three-year terms.  United’s articles of incorporation and bylaws do not divide the members of its board of directors into classes.  Instead, all members of United’s board of directors serve one-year terms.
  The bylaws of First Central set forth different requirements for removal of directors and amendment of the charter and bylaws than do the articles of incorporation and bylaws of United.
  The bylaws of First Central provide that a special meeting may be called by a fewer number of shareholders than the bylaws of United.
  Interests of Directors and Officers of First Central in the Merger  (see page 16)

Some of the directors and officers of First Central have interests in the merger in addition to their interests as shareholders generally, including the following:

  In connection with the merger agreement, United has agreed to provide generally to officers and employees of First Central who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.
  Ed F. Bell, Chairman and Chief Executive Officer of First Central, will continue as Chairman of First Central Bank, which will be a subsidiary of United, pursuant to an employment agreement dated December 23, 2003 by and between United and Mr. Bell, to be effective upon completion of the merger.
  Following the merger, United will generally indemnify and provide liability insurance to the present directors and officers of First Central.

COMPARATIVE SHARE DATA REGARDING
UNITED AND FIRST CENTRAL

We have summarized below the per share reported results information for United and First Central on an historical, pro forma combined and equivalent basis.  You should read this information in conjunction with the financial information included elsewhere herein and in the annual and quarterly reports and other documents United and First Central have filed with the Securities and Exchange Commission.  The pro forma combined information gives effect to the merger accounted for as a purchase, assuming all transactions contemplated in this proxy statement/prospectus had been effective for the periods indicated.  Pro forma equivalent of one First Central common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined shareholders’ equity by an assumed exchange ratio of 1.5060 shares of United common stock so that the per share amounts equate to the respective values for one share of First Central’s common stock.  You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

	For the Nine-Months Ended September 30, 2002	For the Year Ended December 31, 2001(f)(g)
Net earnings per common share (basic)
United Historical	1.13	1.33
First Central Historical	1.43	1.85
United and First Central Pro Forma Combined(a) (e)	1.12	1.33
First Central Pro Forma Equivalent(b) (e)	1.69	2.00
Net earnings per common share (diluted)
United Historical	1.09	1.30
First Central Historical	1.43	1.85
United and First Central Pro Forma Combined(a) (e)	1.08	1.29
First Central Pro Forma Equivalent(b) (e)	1.62	1.94
Cash Dividends Per Common Share
United Historical	.1875	.2000
First Central Historical	-	-
United and First Central Pro Forma Combined(a) (c) (e)	.1875	.2000
First Central Pro Forma Equivalent(d) (e)	.2824	.3012
Book Value Per Common Share (Period End)
United Historical	10.01	8.97
First Central Historical	23.43	20.99
United and First Central Pro Forma Combined(a) (e)	10.57	9.56
First Central Pro Forma Equivalent(b) (e)	15.91	14.39

_____________________________________________
(a)   Computed giving effect to the merger.
(b)   Computed based on the First Central per share exchange ratio of 1.5060 shares of United common stock for each share of First Central common stock designated for the purposes of this computation.
(c)   Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.
(d)   Represents historical dividends paid per share by United multiplied by the exchange ratio of 1.5060 shares of United common stock for each share of First Central common stock designated for purposes of this computation.
(e)   The proforma amounts presented above do not include assumed cost savings expected from elimination of duplicate back office functions.
(f)    Per share amounts presented above for United for the year ended December 31, 2001 have been restated to reflect the two for one stock split effective May 29, 2002.
(g)  United's historical financial information for the year ended December 31, 2001 is presented on an operating basis which excludes $1.6 million in pre-tax charges related to a merger completed in the fourth quarter of 2001.  These charges reduced both basic and diluted earnings per share for 2001 by $.05.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following information to help you analyze the financial aspects of the merger.  We derived this information from United’s and First Central’s audited financial statements for 1997 through 2001, and unaudited financial statements for the nine-months ended September 30, 2002 and 2001.  This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes), and the historical financial statements (and related notes) of United and First Central contained herein and in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission.  You should not rely on the nine-month information for United or First Central as being indicative of results expected for the entire year or for any future interim period.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts and ratios)

	Nine Months ended Sept. 30,		As Of and For the Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997
United Community Banks, Inc. and Subsidiaries Historical Financial Information

Operating Results (1)
Net interest revenue (taxable equivalent)	$ 89,960	$ 80,432	$ 109,162	$ 96,524	$ 80,969	$ 68,042	$ 54,168
Net income	24,220	20,610	28,315	21,747	17,253	15,650	13,370

Basic earnings per share(2)	1.13	.97	1.33	1.05	.86	.78	.70
Diluted earnings per share(2)	1.09	.95	1.30	1.03	.84	.77	.69
Cash dividends declared per share(2)	.1875	.15	.20	.15	.10	.075	.05
Book value per share(2)	10.01	8.67	8.97	7.40	5.91	5.86	5.11
Total assets	3,142,393	2,561,368	2,749,257	2,528,879	2,384,678	1,813,004	1,410,596

Basic average shares outstanding(2)	21,402	21,063	21,127	20,600	20,158	19,998	19,178
Diluted average shares outstanding(2)	22,227	21,648	21,749	21,194	20,842	20,610	19,634

Reported Results
Net income	24,220	20,610	27,231	14,517	16,098	15,650	13,370
Basic earnings per share(2)	1.13	.97	1.28	.70	.80	.78	.70
Diluted earnings per share(2)	1.09	.95	1.25	.69	.78	.77	.69

______________________________

(1)   Excludes pre-tax merger related charges of $1.6 million, $10.6 million and $1.8 million for the years ended December 31,
        2001, 2000 and 1999.  These charges decreased net income by $1.1 million, $7.2 million and $1.2 million, and diluted earnings per share by $.05, $.34 and $.06, respectively.

(2)   Per share amounts and weighted average shares outstanding for periods presented above prior to May 29, 2002 have been restated to reflect the two for one stock split that was effective May 29, 2002.

                SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FIRST CENTRAL
(In thousands, except per share amounts and ratios)

	Nine Months ended Sept. 30,		As Of and For the Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997
First Central Bancshares, Inc. and Subsidiaries Historical Financial Information

Reported Results
Net interest revenue	$ 3,837	$ 3,403	$ 4,554	$ 4,577	$ 4,259	$ 3,787	$ 3,732
Net income	781	754	1,033	1,297	1,182	900	1,127

Basic earnings per share(1)	1.43	1.35	1.85	2.31	2.10	1.60	2.00
Diluted earnings per share(1)	1.43	1.35	1.85	2.31	2.10	1.60	2.00
Cash dividends declared per share	-	-	-	-	-	-	-
Book value per share(1)	23.43	21.03	20.99	18.86	15.34	14.93	13.26
Total assets	149,926	139,714	144,028	126,580	114,732	110,758	82,790

Basic average shares outstanding(1)	546,943	560,035	558,244	561,847	564,361	564,361	564,361
Diluted average shares outstanding(1)	546,943	560,035	558,244	561,847	564,361	564,361	564,361

________________________

(1)   Per share amounts and average shares outstanding for prior periods have been restated to reflect the pro forma effect of common stock dividends declared in February 2000 and February 1998 as if they had occurred at the beginning of the earliest period presented.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

Management of United has long had an interest in entering Tennessee and particularly the high growth markets in eastern Tennessee that border United’s markets.  Over the past several years, Jimmy Tallent, President and CEO of United, developed a strong business relationship with Ed Bell, Chairman and CEO of First Central, and an admiration of First Central Bank, which embraced the same service oriented community banking style as United.  In July, 2002, Mr. Tallent and Mr. Bell met to discuss the possibility of a merger, agreeing that such a transaction would improve the competitive position of both banks adding both franchise and shareholder value.

Discussions advanced throughout the summer of 2002 and Mr. Tallent and Mr. Bell agreed they should pursue the appropriate next steps for a merger between United and First Central.  At a special meeting of First Central’s board of directors on November 27, 2002, Mr. Tallent made a presentation concerning United’s business and operations.  The valuation and preliminary terms and conditions of United’s proposal to merge were discussed.  At this meeting, the board authorized Mr. Bell to negotiate an agreement with United.  The First Central board approved the definitive agreement and plan of reorganization on December 23, 2002.

Without assigning any relative or specific weights to the factors, the board of directors of First Central considered the following material:

  the value of the consideration to be received by First Central shareholders relative to the book value and earnings per share of First Central common stock;
  certain information concerning the financial condition, results of operations and business prospectus of United;
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;
  the alternatives to the merger, including remaining an independent institution;
  the competition and regulatory environment for financial institutions generally; and
  the fact that the merger will enable First Central shareholders to exchange a portion of their shares of First Central common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of First Central.

The board of directors of First Central believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership in First Central for cash and an equity interest in United, which has greater financial resources than First Central.  The board of directors of First Central also believes that the terms of the merger, including the basis of exchange, $16.46 in cash and 1.5060 shares of United common stock for each share of First Central common stock, which was determined through arms-length negotiations between United and First Central, are fair and equitable and take into account the relative earning power of United and First Central, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the stocks of the respective companies, and other pertinent factors.

The board of directors of First Central believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations.  Management of United and First Central believes that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Agreement

The material features of the merger agreement are summarized below:

      Effective Date

The merger agreement provides that the merger will be effective on the date the Certificates of Merger reflecting the proposed merger become effective with the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee.  The merger also is subject to approval by the Board of Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Georgia and the Tennessee Department of Financial Institutions.  Management of United and First Central anticipate that the merger will become effective during the first quarter of 2002.

      Terms of the Merger

Holders of shares of First Central common stock will receive, in exchange for the shares of First Central common stock they own on the effective date of the merger:

  1.5060 shares of United common stock for each share of First Central common stock; and
   $16.46 in cash, without interest, for each share of First Central common stock.

United will not issue fractional shares of United common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, receive dividends, or exercise any rights as a shareholder of United with respect to that fractional interest.  Instead of issuing any fractional shares of United common stock to a First Central shareholder, United will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $25.50 per share.

United shareholders will continue to hold their existing shares of United common stock.  If, prior to the merger closing, the outstanding shares of United common stock or First Central common stock are increased through a stock dividend, stock split, reverse stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of First Central common stock will be proportionately adjusted.

If the merger is completed, shareholders of First Central will become shareholders of United, and First Central will be merged with and into United.  Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and First Central will cease to exist as a separate entity.  First Central Bank’s name will be changed to United Community Bank, a Tennessee bank.

      Registration of United Common Stock

United has agreed, prior to the closing of the merger, to register the shares of United common stock to be exchanged for shares of First Central common stock with the Securities and Exchange Commission, and to use its reasonable best efforts to maintain the effectiveness of such registration through the date of closing of the merger.  Such registration will not cover resales of United common stock by any former holders of First Central common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the date of closing of the merger.

      Termination and Conditions of Closing

The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of First Central, but not later than the effective date of the merger:

  by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse affect on the market price of such party’s common stock; or if material loss or damage to the other party’s properties or assets has occurred, which change, loss or damage materially affects or impairs such party’s ability to conduct its business;
  by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;
  by either party, if such party learns of any fact or conditions not disclosed by the other party in the merger agreement, the other party’s disclosure memorandum or audited financial statements, which fact or conditions were required to be disclosed, and which has a material adverse affect on the other party;
  by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;
  by either party, if the merger has not occurred on or before June 30, 2003;
  by United, if the holders of more than 5% of the outstanding shares of First Central common stock elect to exercise statutory dissenters’ rights;
  by either party, if the First Central shareholders do not approve the merger agreement; or
  by United, if it learns of any potential liability arising from noncompliance with any federal, state or local environmental law by First Central, or any potential liability of First Central arising from any environmental condition of the properties or assets of First Central, including any properties or assets in which First Central holds a security interest.

The following are some of the required conditions of closing:

  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;
  the performance of all agreements and conditions required by the merger agreement;

  the delivery of officers’ certificates, resolutions, and legal opinions to First Central and United;
  approval of the merger by at least a majority of the First Central shareholders;
  authorizations of governmental authorities, and the expiration of any regulatory waiting periods;
  effectiveness of the registration statement of United relating to the shares of United common stock to be issued to First Central shareholders in the merger, of which this document forms a part;
  the receipt by United of a letter from Pugh & Company, P.C. representing that the First Central financial statements are fairly stated;
  the issuance of certificates of merger by the Secretary of State of the State of  Georgia and the Secretary of State of the State of Tennessee;
  the receipt by United of an employment agreement executed by Ed F. Bell, in a form reasonably satisfactory to United; and
  the receipt by First Central of the opinion of Kilpatrick Stockton LLP as to the tax consequences of the merger to First Central shareholders.

      Surrender of Certificates

Shortly after the effective date of the merger, each holder of First Central common stock (as of that date) will be required to deliver such holder’s shares of First Central common stock to United’s exchange agent, SunTrust Bank.  After delivering his, her, or its shares of First Central common stock, the holder will receive a stock certificate for the number of shares of United common stock that the holder is entitled to receive under the merger agreement, a cash payment of $16.46 per share of First Central common stock that such holder owned on the effective date of the merger, without interest, and a cash payment, without interest, for any fractional interest in United common stock.  Until a holder delivers his or her shares of First Central common stock to United, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of First Central common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares.  After delivering the shares to United, the holder will then be entitled to receive any dividends or other distributions, without interest, which shall become payable after the merger but prior to the holder’s delivery of the certificates to United.

Required Shareholder Approval

The holders of a majority of the outstanding shares of First Central common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed.  Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of __________, 2003, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of First Central consisted of 545,538 shares of First Central common stock, with each registered holder of First Central common stock being entitled to one vote per share.  All of the directors and executive officers of First Central have entered into agreements with United to vote their shares of First Central common stock in favor of the merger.  There are 106,456 shares of First Central common stock held or controlled by First Central’s directors, executive officers, and their affiliates, which is approximately 19.51% of the outstanding shares of First Central common stock.

Expenses

All expenses incurred by United in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing this proxy statement/prospectus and all regulatory applications with state and federal authorities shall be paid by United.  All expenses incurred by First Central in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for First Central and the cost of reproducing and mailing this proxy statement/prospectus shall be paid by First Central.

Conduct of Business of First Central Pending Closing

 The merger agreement provides that, pending consummation of the merger, First Central will, except with the written consent of United:

  operate its business in the ordinary course, without the creation of any indebtedness for borrowed money;
  maintain its properties and assets in good operating condition, ordinary wear and tear excepted;
  maintain and keep in full force and effect all required insurance;
  preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;
  declare or make any dividend, distribution or payment in respect of its common stock;
  make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;
  acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;
  not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);
  make no change in its banking and safe deposit arrangements;
  enter into no material contracts, other than renewals of existing contracts or contracts for the substitution of vendors in existing contracts;
  maintain all books and records in the usual, regular and ordinary course;
  file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and
  adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements.

In addition, the merger agreement provides that First Central will promptly advise United, orally and in writing, of any change or event having, or which the First Central management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of First Central.

Interest of Management in the Transaction

Except as set forth below, no director or officer of First Central, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of First Central common stock which will be converted in the merger into United common stock and cash.  United and First Central do not anticipate that the merger will result in any material change in compensation to employees of First Central.

As a condition to closing of the merger, United will employ Ed F. Bell, the current chairman and chief executive officer of First Central, as chairman of First Central Bank, which will be a subsidiary of United pursuant to an employment agreement with Mr. Bell dated December 23, 2002.

United has agreed in the merger agreement to provide employee benefits to First Central employees that are substantially similar to those currently provided by United to its employees.

There are 106,456 shares, or 19.51%, of First Central common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger.  All of the directors and executive officers of First Central have agreed to vote their shares in favor of the merger.

Comparison of the Rights of First Central and United Shareholders

Upon completion of the merger, holders of First Central common stock on the effective date of the merger, other than dissenting shareholders, will become shareholders of United.  Although the organizations are relatively similar, differences arise when comparing provisions of each corporation’s respective charter documents and bylaws.  The following is a comparison between various provisions of United’s articles of incorporation and bylaws and First Central’s charter and bylaws.

      Composition of Board of Directors

The bylaws of First Central provide that its board of directors will consist of at least five, but not more than twenty-five members.  The bylaws of United provide that its board of directors will consist of at least seven members.

First Central’s charter provides for three classes of directors on First Central’s board of directors.  The total number of directors making up the board is evenly divided, as close as possible, into three classes.  Each class is elected for three year terms at every third annual shareholders’ meeting, with only one class being elected at any such meeting.  The effect of such classification is to prevent the election of an entirely new board at one annual meeting.

United’s board of directors is not divided into classes.  All directors of United are elected at the annual shareholders’ meeting and serve one year terms.

      Removal of Directors

The bylaws of First Central provide that directors may be removed with or without cause upon the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote thereon.

The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

      Amendments to Charter Documents and Bylaws

The bylaws of First Central may be amended by the affirmative vote of a majority of the members of the board of directors upon ten days notice of an intention to amend the bylaws; provided that an affirmative vote of the holders of a majority of the outstanding stock at any meeting of the shareholders is required to amend the bylaws to affect the duties, term or indemnification of a director.  Although First Central’s charter does not specify how it may be amended, the Tennessee Business Corporation Act provides that a corporation’s charter may be amended by the directors to make certain amendments related to changing the name or address of the directors, the registered agent or office, or the principal office; effect certain stock split transactions; or to make a minor change to the corporate name.  All other charter amendments require the approval of a majority of the shareholders.

The articles of incorporation of United provide that its articles of incorporation, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.

      Shareholders’ Meetings and Action Without a Meeting

The bylaws of First Central provide that a special meeting of shareholders may be called upon the written request of the holders of not less than 20% all shares entitled to vote at the meeting.  The bylaws of United provide that a special meeting of shareholders may be called upon the written request of the holders of shares representing at least 25% of the votes that would be entitled to be cast on each issue proposed to be considered at the special meeting.

Dividends

United declared aggregate cash dividends of $.25 per share in 2002, including a dividend of $.0625 declared in the fourth quarter, and declared aggregate cash dividends of $.20 per share in 2001, $.15 per share in 2000 and $.10 per share in 1999.  United intends to continue paying cash dividends but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

No cash dividends were paid by First Central in 2002, 2001, 2000 or 1999.  In February 2000, First Central issued a stock dividend of 51,080 shares of common stock to its shareholders.

First Central is prohibited under the merger agreement from paying dividends prior to the closing of the transaction without the prior written consent of United.

Whether the First Central shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and First Central will depend upon each company’s respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

United intends to account for the merger as a purchase for financial reporting and accounting purposes.  After the merger, the results of operations of First Central will be included in the consolidated financial statements of United.  The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed.  Any excess of cost over fair value of the net tangible and identified intangible assets of First Central acquired will be recorded as goodwill.  Any identified intangible asset may be amortized by charges to operations under general accepted accounting principles.

Resales of United Common Stock by Directors and Executive Officers of First Central

Although United, through this proxy statement/prospectus, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and ten percent shareholders of First Central (such persons are deemed to be affiliates of United) and certain other affiliates of United (as defined in Section 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act.  Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker’s transaction or directly to a market maker in United common stock.

Regulatory Approvals

The Board of Governors of the Federal Reserve System will be required to approve the merger.  In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The Georgia Department of Banking and Finance, and the Tennessee Department of Financial Institutions must also approve the merger.  The Department of Banking and Finance’s and the Department of Financial Institutions’ review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of First Central.  Further, no shareholder should construe an approval of the application by the Department of Banking and Finance or Department of Financial Institutions to be a recommendation that the shareholders vote to approve the proposal.  Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction.  Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

First Central is a corporation organized under the laws of the State of Tennessee, and its principal place of business and executive offices are in the State of Tennessee.  Tennessee law confers rights upon shareholders of corporations organized under Tennessee law to, in certain circumstances, demand payment for the fair value of all or a portion of their shares, and it establishes procedures for the exercise of those rights.  These shareholder rights are referred to within this document as “dissenters’ rights.”

In general, if the merger is completed, under Chapter 23 of the Tennessee Business Corporation Act, a First Central shareholder who dissents from the merger, and who otherwise complies with the provisions of Chapter 23, is entitled to demand and receive payment in cash of an amount equal to the fair value of all or a portion of such holder’s shares of First Central common stock.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Tennessee Business Corporation Act, Tennessee law provides that the fair value of a dissenting First Central shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

A dissenting shareholder of First Central must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person.  If a dissenting shareholder of First Central has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies First Central in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.  An individual who beneficially owns shares of First Central common stock, but who is not a shareholder of record, must exercise his or her dissenters’ rights with respect all of the shares he or she beneficially owns.

A record holder of First Central common stock who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of First Central common stock in accordance with the requirements of the Tennessee Business Corporation Act must:

  deliver to First Central, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for all or a portion of the shares registered in his or her name if the merger is completed; and
  not vote the shares registered in his or her name in favor of the merger agreement.

A person who beneficially owns shares of First Central common stock, but who is not a shareholder of record, and who chooses to dissent from the merger and to receive payment of the fair value of all of the shares of First Central common stock he or she beneficially owns in accordance with the requirements of the Tennessee Business Corporation Act must:

  deliver to First Central, prior to the time the shareholder vote on the merger agreement is taken:
  a written notice of his or her intent to demand payment for all or a portion of the shares he or she beneficially owns if the merger is completed; and
  a written consent of the shareholder in whose name such shares are registered to dissent from the merger and to receive payment of the fair value of the shares of First Central common stock registered in his or her name and beneficially owned by the individual asserting his or her right to dissent; and
  not vote the shares registered in his or her name in favor of the merger agreement.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to:  Ed F. Bell, Chairman and Chief Executive Officer, 725 Highway 321 North, Lenoir City, Tennessee  37771-0230.  A vote against the merger agreement alone will not satisfy the requirements for compliance with Chapter 23 of the Tennessee Business Corporation Act.  A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of First Central shareholders is taken at the special meeting, First Central will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

  states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

  informs holders of uncertificated shares of First Central common stock as to what extent transfer of the shares will be restricted after the payment demand is received;
  sets a date by which First Central must receive the dissenting shareholder’s payment demand; and
  is accompanied by a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the merger and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date.

Following receipt of the dissenters’ notice from First Central, each dissenting First Central shareholder must demand payment from First Central, certify whether he or she acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the principal terms of the merger, and deposit his or her First Central share certificates in accordance with the terms of the dissenters’ notice.  A dissenting shareholder who does not demand payment from First Central and deposit his or her share certificates by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Chapter 23 of the Tennessee Business Corporation Act.  Once submitted, a demand for payment may not be withdrawn without United’s consent.

As soon as the merger is consummated, or upon receipt by First Central of a payment demand, First Central will pay each shareholder who complied with the provisions set forth in the dissenters’ notice an amount that First Central estimates to be the fair value of his or her shares, plus accrued interest.  Such payment will be accompanied by:

  First Central’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
  a statement of First Central’s estimate of the fair value of the shares;
  an explanation of how interest was calculated; and
  a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 48-23-209 of the Tennessee Business Corporation Act.

If First Central receives a payment demand from a dissenting shareholder who did not beneficially own his or her shares of First Central common stock as of the date of the first announcement to the news media or to shareholders of the principal terms of the merger, First Central may elect to withhold payment to such dissenting shareholder, and may instead send such dissenting shareholder an offer to pay such dissenting shareholder the fair value of his or her shares, plus accrued interest.  Any such offer will be will be accompanied by a statement of First Central’s estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 48-23-209 of the Tennessee Business Corporation Act.

If, after the dissenting shareholder receives payment, or an offer of payment, for his or her shares of First Central common stock, such dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon, or if a dissenting shareholder does not receive payment for his or her shares of First Central common stock within two months after he or she was required to submit his or her payment demand to First Central, he or she may notify First Central in writing of his or her own estimate of fair value and interest, and make a second demand for payment from First Central of such amount, less the amount of any payment received from First Central.  A dissenting shareholder who does not make such payment demand within one month after he or she receives payment, or an offer of payment, from First Central, or within one month after the date First Central was required to make payment, whichever is applicable, will waive any further right to demand payment under Chapter 23 of the Tennessee Business Corporation Act.

If the dissenting shareholder makes a second payment demand, and such demand remains unsettled for two months, First Central must commence a court proceeding in a court of record in Loudon County, Tennessee, having equity jurisdiction, to determine the fair value of the shares and interest.  First Central must make all dissenting shareholders whose demands remain unsettled parties to the proceeding.  If First Central does not commence a proceeding within 2 months after it receives the second payment demand, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by such dissenting shareholder.

First Central urges its shareholders to read all of the dissenter’s rights provisions of the Tennessee Business Corporation Act, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

First Central has received an opinion from Kilpatrick Stockton LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  the merger and the issuance of shares of United common stock in connection therewith, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;
  no gain or loss will be recognized by holders of First Central common stock upon the exchange of such stock for United common stock as a result of the merger;
  gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by holders of First Central common stock upon their receipt of cash for their shares of First Central common stock, upon their receipt of cash in lieu of the cash payment and fractional shares of United common stock, and upon their exercise of dissenters’ rights;
  no gain or loss will be recognized by First Central as a result of the merger;
  the aggregate tax basis of United common stock received by shareholders of First Central pursuant to the merger will be the same as the tax basis of the shares of First Central common stock exchanged therefor, (i) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a shareholder in the merger (with respect to shares other than fractional shares), and (iii) increased by the amount of gain recognized by a shareholder in the merger (with respect to shares other than fractional shares); and
  the holding period of the shares of United common stock received by the shareholders of First Central will include the holding period of the shares of First Central common stock exchanged therefor, provided that the common stock of First Central is held as a capital asset on the date of the consummation of the merger.

No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to First Central shareholders.  First Central shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

 The following is a summary of material provisions of United’s outstanding securities:

      General

The authorized capital stock of United currently consists of 50,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share.  As of January 15, 2003, 21,227,377 shares of common stock were issued and outstanding (exclusive of 578,547 shares held as treasury shares), 280,000 shares were deemed outstanding pursuant to outstanding debentures, 1,506,700 shares of common stock were reserved for issuance upon the exercise of outstanding options, and 127,100 shares of Series A Non-Cumulative Preferred Stock were issued and outstanding.

      Common Stock

All voting rights are vested in the holders of the common stock.  Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares do not have cumulative voting rights.  Subject to the right of holders of United’s Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United’s board of directors may declare on United common stock from sources legally available for distribution.  The determination and declaration of dividends is within the discretion of United’s board of directors.  Upon liquidation, holders of United common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United’s Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

      Preferred Stock

United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine.  The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of United’s other shareholders.  In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

On September 29, 2000, by filing articles of amendment to United’s articles of incorporation, United’s board of directors designated 287,411 of the 10,000,000 authorized shares of preferred stock as “Series A Non-Cumulative Preferred Stock.”  The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1.  The declaration of dividends with respect to the Series A stock is within the discretion of United’s board of directors.

In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends.  The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United.  United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

      Subordinated Notes

Subordinated notes in the principal amount of $31.5 million, due on December 15, 2012, are outstanding as of December 19, 2002.  These notes bear 6.75% interest per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year.

The notes may not be redeemed prior to their maturity.  No sinking fund is provided for the notes.  The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, convertorship or reorganization of United or one of United’s bank subsidiaries.

      Convertible Subordinated Debentures

Debentures in the principal amount of $3.5 million that are due on December 31, 2006, are outstanding as of December 19, 2002.  These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year commencing on April 1, 1998, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date.  Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.  Interest on the debentures is payable, at the option of the board of directors of United, in cash or in an additional debenture with the same terms as the outstanding debentures.

The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption.  The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $12.50 per share, subject to adjustment for stock splits and stock dividends.  The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures.  The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

      Trust Preferred Securities

United formed three wholly owned statutory trusts, which issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures.  The debentures represent the sole asset of the trusts.  These debentures qualify as Tier I capital under Federal Reserve Board guidelines.  All of the common securities of the trusts are owned by United.  United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (i) accrued and unpaid distributions required to be paid on the securities; (ii) the redemption price with respect to any securities called for redemption by the respective trust; and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust.  The following is a description of each trust preferred security.

  10.60% Trust Preferred Securities

In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I (“United Statutory Trust”), which issued $5 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%.  The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture.  United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% in 2019.

11.295% Trust Preferred Securities

In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II (“United Trust II”), which issued $10 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%.  The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security.  The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 2010.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% in 2019.

8.125% Trust Preferred Securities

In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust (“United Trust”), which issued $21 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%.  The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security.  The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture.  United has the right to redeem the debentures purchased by United Trust:  (i) in whole or in part, on or after July 15, 2008, and (ii) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the offering circular).  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.

      Transfer Agent and Registrar

The Transfer Agent and Registrar for United’s common stock and the debentures is SunTrust Bank, 58 Edgewood Avenue, Room 2000, Atlanta, Georgia 30303.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control

      Ability to Consider Other Constituencies

United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders.  This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

      Amendments to Articles of Incorporation and Bylaws

United’s articles of incorporation specifically provide that the neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United.  This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal.  This provision protects, among other things, the defensive measures included in United’s articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

      Supermajority Approval of Interested Business Combinations

United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder.  This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger.  This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination.  Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

      Removal of Directors

United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon.  This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors.  However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

INFORMATION ABOUT FIRST CENTRAL BANCSHARES, INC.

Description Of Business

      General

First Central is a one-bank holding company for First Central Bank.  The formation was approved by the shareholders of First Central Bank on March 18, 1993.  On April 6, 1993, First Central Bank became a wholly owned subsidiary of First Central with the exchange of one share of First Central Bank common stock for one share of common stock of First Central.  First Central currently has 545,538 shares of its $5.00 par value common stock outstanding.

First Central’s subsidiary, First Central Bank, formed a new subsidiary, FCB Financial Services, Inc. in 2000.  This subsidiary is a financial services company authorized by the State of Tennessee to sell insurance and investments.  In 2001, FCB Financial Services, Inc. established a management team and began operations.

First Central Bank operates out of its main office located in Lenoir City, Loudon County, Tennessee and seven branch offices, one located in Loudon, one in Tellico Village, Loudon County Tennessee, one located in Farragut, Knox County, Tennessee, one located in Kingston, Roane County, Tennessee, one located in Madisonville, Monroe County, Tennessee, and two located in Alcoa, Blount County, Tennessee.  These offices are full service branches serving an area approximately 50 miles in radius, which encompasses parts of Loudon County, Knox County, Roane County, and Blount County.  Competition includes seven other commercial banks in Loudon County with only one of them being locally headquartered.  The adjoining counties include nineteen commercial banks and one savings and loan institution.

All offices provide typical commercial bank products such as checking and savings accounts, certificates of deposit, individual retirement accounts, and a complete range of loans including commercial, personal, real estate, home improvement, automobile, and student education loans.  Each office also offers Visa and MasterCard, ATM cards, safe deposit boxes, traveler’s checks, money orders, cashiers checks, collection items, wire transfers, and other customary bank services.  All offices have drive-up window facilities and ATMs.  First Central Bank’s ATM cards may be used at all Star and Cirrus network machines.

At September 30, 2002, First Central had total consolidated assets of approximately $149.9 million, total consolidated loans of approximately $98.4 million, total deposits of approximately $135.7 million, and total consolidated shareholders’ equity of approximately $12.8 million.

Recent Developments

During the quarter ended December 31, 2002, First Central recorded approximately $377,000 in its provision for loan losses based upon management's analysis of the loan portfolio and current economic conditions.

      Supervision and Regulation

General

First Central is a registered bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under First Central Bank Holding

Company Act of 1956, as amended (the “Act”).  First Central is required to file financial information with the Federal Reserve periodically and is subject to periodic examination by the Federal Reserve.

The Act requires every bank holding company to obtain the Federal Reserve’s prior approval before (1) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of a bank; and (3) it may merge or consolidate with any other bank holding company.  In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities.  This prohibition does not apply to activities listed in the Act or found by the Federal Reserve, by order or regulation, to be closely related to banking or managing or controlling banks as to be a proper incident thereto.  Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking include:

  making or servicing loans and certain types of leases;
  performing certain data processing services;
  acting as fiduciary or investment or financial advisor;
  providing brokerage services;
  underwriting bank eligible securities;
  underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and
  making investments in corporations or projects designed primarily to promote community welfare.

Although the activities of bank holding companies have traditionally been limited to the business of banking and activities closely related or incidental to banking (as discussed above), the Gramm-Leach-Bliley Act was signed into law, became effective in 2000, and relaxed the previous limitations thus permitting bank holding companies to engage in a broader range of financial activities.  Specifically, bank holding companies may elect to become financial holding companies which may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature.  Among the activities that will be deemed “financial in nature” include:

  lending, exchanging, transferring, investing for others or safeguarding money or securities;
  insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker with respect thereto;
  providing financial, investment, or economic advisory services, including advising an investment company;
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly; and
  underwriting, dealing in or making a market in securities.

A bank holding company may become a financial holding company under this statute only if each of its subsidiary banks is well capitalized, is well managed and has at least a satisfactory rating under the Community Reinvestment Act.  A bank holding company that falls out of compliance with such requirement may be required to cease engaging in certain activities.  Any bank holding company that does not elect to become a financial holding company remains subject to the current restrictions of First Central Bank Holding Company Act.

Under this legislation, the Federal Reserve Board serves as the primary “umbrella” regulator of financial holding companies with supervisory authority over each parent company and limited authority over its subsidiaries.  The primary regulator of each subsidiary of a financial holding company will depend on the type of activity conducted by the subsidiary.  For example, broker-dealer subsidiaries will be regulated largely by securities regulators and insurance subsidiaries will be regulated largely by insurance authorities.

First Central has no immediate plans to register as a financial holding company.

First Central is an “affiliate” of First Central Bank under the Federal Reserve Act, which imposes certain restrictions on (1) loans by First Central Bank to First Central, (2) investments in the stock or securities of First Central by First Central Bank, (3) First Central Bank’s taking the stock or securities of an “affiliate” as collateral for loans by First Central Bank to a borrower, and (4) the purchase of assets from First Central by First Central Bank.  Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

First Central Bank is regularly examined by the Federal Deposit Insurance Corporation (the “FDIC”).  First Central Bank, a state banking association organized under Tennessee law, is subject to the supervision of, and is regularly examined by, the Tennessee Department of Financial Institutions (the “TDFI”).  Both the FDIC and the TDFI must grant prior approval of any merger, consolidation or other corporation reorganization involving First Central Bank.  A bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled institution.

Payment of Dividends

First Central is a legal entity separate and distinct from First Central Bank.  Most of the revenues of First Central result from dividends paid to it by First Central Bank.  There are statutory and regulatory requirements applicable to the payment of dividends by First Central Bank, as well as by First Central to its shareholders.

First Central Bank is a state chartered bank regulated by the TDFI and the FDIC.  Under Tennessee law, dividends may not be declared out of undivided profits of a state bank without first obtaining the written permission of the TDFI unless:

  the undivided profits account has been properly maintained with all applicable adjustments and transfers; and
  the required reserve against deposits is not and will not be impaired.

The payment of dividends by First Central and First Central Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.  In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice.  The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings.  In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of First Central Bank’s total capital in relation to its assets, deposits and other such items.  Capital adequacy considerations could further limit the availability of dividends to First Central Bank.  At December 31, 2002, net assets available from First Central Bank to pay dividends without prior approval from regulatory authorities totaled $3,388,575.  First Central made no cash dividends in 2002.

Monetary Policy

The results of operations of First Central Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve.  The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits.  In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First Central Bank.

Capital Adequacy

The Federal Reserve and the FDIC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy.  These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk.  Banks and bank holding companies are required to have (1) a minimum level of total capital to risk-weighted assets of eight percent (8%); (2) a minimum Tier One Capital to risk-weighted assets of four percent (4%); and (3) a minimum stockholders’ equity to risk-weighted assets of four percent (4%).  In addition, the Federal Reserve and the FDIC have established a minimum three percent (3%) leverage ratio of Tier One Capital to total assets for the most highly rated banks and bank holding companies.  “Tier One Capital” generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles.  The Federal Reserve and the FDIC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than three percent (3%) if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve.  The Federal Reserve and the FDIC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies.  The FDIC, the Office of the Comptroller of the Currency (the “OCC”) and the Federal Reserve have amended, effective January 1, 1997, the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank’s capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk.  The revised standards have not had a significant effect on First Central’s capital requirements.

In addition, effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “1991 Act”).  The “prompt corrective action” provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions.  Regulators are permitted to take increasingly harsh action as a bank’s financial condition declines.  Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s capital leverage ratio reaches 2%.  Better-capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (1) a “well capitalized” institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) an “adequately capitalized” institution has a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an “undercapitalized” institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a “significantly undercapitalized” institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a “critically undercapitalized” institution has a leverage ratio of 2% or less.  Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions.  The FDIC regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital.  Under the FDIC’s regulations, First Central Bank was a “well capitalized” institution at December 31, 2002.

      Environmental

Compliance with environmental laws has not directly impacted First Central or First Central Bank.  However, compliance has impacted the lending functions of First Central Bank to commercial business customers.  All commercial loans require an environmental assessment at varying levels of expertise.

      Employees

As of January 21, 2003, First Central Bank employed 67 salaried persons and eight hourly persons.

Description of Property

      Location of Property

First Central Bank operates offices in Lenoir City, Loudon and Tellico Village, Loudon County, Tennessee; Farragut, Knox County, Tennessee; Kingston, Roane County, Tennessee; Madisonville, Monroe County, Tennessee; and Alcoa, Blount County, Tennessee.  The main office in Lenoir City is a modern facility containing approximately 10,000 square feet and was occupied upon completion of construction in January of 1993.  The office is a modern facility, which was remodeled and expanded during 1996.  The extensive remodeling in the first half of 1996 better supports the level of business maintained at that location.  The Tellico Village office is a modern facility containing approximately 3,000 square feet of space with a drive-up ATM.  The Farragut office, which opened in May 1995, is a modern facility of approximately 6,000 square feet.  The Kingston office, which opened December, 1997, is similar to the Loudon branch with approximately 2,500 square feet.  The Madisonville office was opened on February 1, 2002 and the building has 1200 square feet of usable space.  The first Alcoa office, was opened in December, 1998.  The second Alcoa office was opened in August, 2000 and contains approximately 4,000 square feet of space.

      Investment Policies

First Central Bank and First Central do not invest in real estate other than for property from which to conduct its operations.

First Central Bank makes mortgage loans for single-family dwellings, commercial properties,  unimproved land, and developmental property.   These mortgage loans may be first or second mortgages and are serviced and held by First Central Bank.  First Central Bank may also from time to time purchase government agency bonds secured by mortgages and backed and/or guaranteed by governmental agencies.  These agency bonds may include Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association.

No investment is made in securities of or interest in persons engaged in real estate activities.

Legal Proceedings

There are no material pending legal proceedings to which First Central or First Central Bank is a party.

Voting Securities and Principal Shareholders

 The following table sets forth certain information, as of January 13, 2003, concerning the beneficial ownership (as defined by certain rules of the Securities and Exchange Commission) of the common shares by (a) directors and officers of First Central, and (b) directors and officers of First Central as a group.  There are no persons known to First Central to be the beneficial owners of more than five percent of the outstanding common shares of First Central.  The address of each shareholder listed below is 725 Highway 321 North, Lenoir City, Tennessee 37771-0230.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Ed F. Bell	12,708	(5)	2.33%
Barry H. Gordon	17,055	(3) (4) (5)	3.13%
William A. Crisp	800	(3)	0.15%
Barbara H. Hall	3,406	(3) (5)	0.62%
Joseph Hamdi	6,700		1.23%
Gary Kimsey	20,690		3.79%
G. Bruce Martin	4,775	(4)	0.88%
Benny L. Shubert	7,320	(3)	1.34%
Peter G. Stimpson	16,836	(3)	3.09%
Ted L. Wampler, Jr.	6,360		1.17%
James W. Wilburn, III	9,806	(3) (4)	1.80%
Directors and officers as a group (11 persons)	106,456		19.51%

(1)	Includes common shares as to which each shareholder, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power. Unless otherwise indicated, each listed shareholder possesses sole voting and investment power with respect to all of the common shares issued and outstanding.
(2)	Based upon 545,538 common shares issued and outstanding.
(3)	Includes shares held by and/or jointly with spouse.
(4)	Includes shares held by the named individuals’ children and/or dependents.
(5)	Includes shares held by Mr. Bell’s, Mr. Gordon’s and Ms. Hall’s individual retirement accounts.

Management’s Discussion and Analysis of Financial Condition and Results of Operations – For the  Period Ended September 30, 2002.

      Balance Sheet Analysis – Comparison at September 30, 2002 to December 31, 2001

Assets totaled $149.9 million as of September 30, 2002, as compared to $144.0 million as of December 31, 2001, an increase of 4.1%.

      Investment Securities

Investment securities were $36.9 million or 24.6% of total assets, as of September 30, 2002, which is an increase of $5.3 million from $31.6 million as of December 31, 2001.  During the nine month period ended September 30, 2002, there were $15.6 million in calls, maturities, and principal paydowns and $2.8 million in sales of investment securities offset primarily by the purchase of $22.9 million in investment securities and an increase in the market value of the investment portfolio of $896,000.

The investment portfolio is comprised of U.S. Government and federal agency obligations and mortgage-backed securities issued by various federal agencies.  Mortgage-backed issues comprised 43.45% of the portfolio as of September 30, 2002 and 57.13% as of December 31, 2001.

As of September 30, 2002 and December 31, 2001, First Central Bank’s entire investment portfolio was classified as available for sale and reflected on the consolidated balance sheets at fair value with unrealized gains and losses reported in the consolidated statements of comprehensive income, net of any deferred tax effect. The net unrealized gain on securities available for sale, net of tax, was approximately $575,000 as of September 30, 2002, a change of approximately $556,000 from December 31, 2001, a result of a fairly strong bond market.  The fair value of securities fluctuates with the movement of interest rates.  Generally, during periods of decreasing interest rates, the fair values increase whereas the opposite may hold true during a rising interest rate environment.

      Loans

During the first nine months of 2002, total gross loans outstanding increased by approximately $7.8 million to $98.4 million as of September 30, 2002 from $90.6 million as of December 31, 2001.  First Central Bank originated and sold approximately $35.5 million of loans during the first nine months of the year. As of September 30, 2002 and December 31, 2001, net loans outstanding represented 65.0% and 62.1% of total assets, respectively.  Table 1 summarizes First Central Bank’s loan portfolio by major category as of September 30, 2002 and December 31, 2001.

Table 1 - Loan Portfolio by Category
(In thousands)

	September 30, 2002	December 31, 2001

Loans secured by real estate:
Commercial properties	$ 38,068	$ 30,472
Construction and land development	12,661	14,341
Residential and other properties	27,495	26,058

Total loans secured by real estate	78,224	70,871
Commercial and industrial loans	11,417	10,092
Consumer loans	8,615	9,311
Other loans	176	347

	98,432	90,621
Less: Allowance for loan losses	(886)	(967)
Unearned interest	(38)	(101)
Net unearned/deferred loan (fees) costs	11	(44)

Loans, net	$ 97,519	$ 89,509

As of September 30, 2002, there were outstanding commitments to advance construction funds and to originate loans in the amount of $6.7 million and commitments to advance existing home equity, letters of credit and other credit lines in the amount of $18.7 million.

Loans are carried net of the allowance for loan losses.  The allowance is maintained at a level to absorb possible losses within the loan portfolio. As of September 30, 2002 and December 31, 2001, the allowance had a balance of approximately $886,000 and $967,000, respectively.  There were approximately $359,000 and $305,000 of loans on which the accrual of interest had been discontinued as of September 30, 2002 and December 31, 2001, respectively. There were approximately $1,917,000 in loans specifically classified as impaired as of September 30, 2002 as defined by SFAS No. 114 compared to $1,472,000 as of December 31, 2001. Table 2 summarizes the allocation of the loan loss reserve by major categories and Table 3 summarizes the activity in the loan loss reserve for the nine month period.

Table 2 - Allocation of the Loan Loss Reserve
(Dollars in thousands)

	September 30, 2002			December 31, 2001

Balance applicable to:	$ Amount	% of Total	% of Portfolio	$ Amount	% of Total	% of Portfolio

Commercial properties	$ 245	27.65%	38.67%	$ 221	22.85%	33.63%
Construction and land development	100	11.29	12.86	104	10.75	15.83
Residential and other properties	146	16.48	27.93	150	15.51	28.75
Commercial and industrial loans	140	15.80	11.60	189	19.54	11.14
Consumer loans	213	24.04	8.75	269	27.82	10.27
Other loans	42	4.74	0.19	34	3.53	0.38

Total	$ 886	100.00%	100.00%	$ 967	100.00%	100.00%

Table 3 - Analysis of Loan Loss Reserve
(Dollars in thousands)

	September 30, 2002	September 30, 2001

Balance, beginning of period	$ 967	$ 739

Charge-offs:
Commercial, financial, and agricultural	84	10
Real estate, construction	-	-
Real estate, mortgages	20	-
Installment, consumer	290	143
Other	-	-

Total Charge-offs	394	153

Recoveries:
Commercial, financial, and agricultural	-	-
Real estate, construction	-	-
Real estate, mortgages	-	-
Installment, consumer	59	40
Other	-	-

Total Recoveries	59	40

Net charge-offs	335	113
Additions to loan loss reserve	254	163

Balance, end of period	$ 886	$ 789

Ratio of net charge-offs to average loans outstanding	.37%	.14%

      Deposits

Deposits increased by $4.7 million to $135.7 million as of September 30, 2002 from $131.0 million as of December 31, 2001, an increase of 3.59%. Demand deposits, which include regular, money market, NOW and demand deposits, were $72.0 million, or 53.1% of total deposits, at September 30, 2002.  During the nine month period, First Central Bank had increases in the balances in the demand deposit category of $11.7 million to $72.0 million as of September 30, 2002. Term deposit accounts were $63.7 million at September 30, 2002, a decrease of $7.0 million compared to $70.7 million as of December 31, 2001. Table 4 summarizes First Central Bank’s deposits by major category as of September 30, 2002 and December 31, 2001.

Table 4 - Deposits by Category
(In thousands)

	September 30, 2002	December 31, 2001

Demand Deposits:
Noninterest-bearing accounts	$ 32,937	$ 22,184
NOW and MMDA accounts	31,254	31,715
Savings accounts	7,848	6,417

Total Demand Deposits	72,039	60,316

Term Deposits:
Less than $100,000	45,862	51,722
$100,000 or more	17,798	18,992

Total Term Deposits	63,660	70,714

Total Deposits	$ 135,699	$ 131,030

      Capital

During the nine month period ended September 30, 2002, shareholders’ equity increased by $1.3 million to $12.8 million, due to net income for the period of $781,000, the net increase in value of securities available for sale of $556,000, $59,000 of treasury stock purchases and the sale of $5,000 of treasury stock.

      Liquidity And Capital Resources

First Central Bank’s primary sources of liquidity are deposit balances, available-for-sale securities, principal and interest payments on loans and investment securities and FHLB advances.

As of September 30, 2002, First Central Bank held $36.9 million in available-for-sale securities and during the first nine months of 2002 First Central Bank received $18.4 million in proceeds from sales, maturities, and principal payments on its investment portfolio.  Deposits increased by $4.7 million during the same nine month period.

First Central Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB) and is eligible to obtain both short and long term credit advances.  Borrowing capacity is limited to First Central Bank’s available qualified collateral which consists primarily of certain 1-4 family residential mortgages and certain investment securities.  First Central Bank had no advances outstanding from the FHLB at September 30, 2002.

First Central Bank can also enter into repurchase agreement transactions should the need for additional liquidity arise.  At September 30, 2002, First Central Bank had $522,000 of repurchase agreements outstanding.

As of September 30, 2002, First Central Bank had capital of $12.8 million, or 8.5% of total assets, as compared to $11.5 million, or 8.0%, at December 31, 2001. Tennessee chartered banks that are insured by the FDIC are subject to minimum capital requirements.  Regulatory guidelines define the minimum amount of qualifying capital an institution must maintain as a percentage of risk-weighted assets and total assets.

Table 5 - Regulatory Capital
(Dollars in thousands)

	September 30, 2002	December 31, 2001	Minimum Regulatory Ratio

Tier 1 Capital as a Percentage of Risk-Weighted Assets	11.4%	11.7%	4.00%
Total Capital as a Percentage of Risk-Weighted Assets	12.2%	12.7%	8.00%
Leverage Ratio	8.4%	8.1%	Up to 5.00%
Total Risk-Weighted Assets	$107,303	$97,627

As of September 30, 2002 and December 31, 2001, First Central Bank exceeded all of the minimum regulatory capital ratio requirements.

      Results of Operations – Nine Month Period Ended September 30, 2002 and 2001

General

First Central Bank reported net income of $781,000, or $1.43 per share for the nine month period ended September 30, 2002 as compared with $754,000 or $1.35 per share for the same period in 2001, an increase of 3.58%.

Net Interest Income

Net interest income increased $434,000 to $3.8 million for the nine month period in 2002 from the comparable period in 2001.  Contributing to this increase was an increase in average interest earning assets.  Average interest earning assets at a yield of 6.45% totaled $134.0 million as of September 30, 2002. In comparison to 2001, average interest earning assets, at a yield of 7.78%, totaled $122.8 million.

Total interest income decreased $680,000 for the nine month period ended September 30, 2002 compared to the same period in 2001, while the average balance in interest earning assets increased approximately $11.2 million, or 9.1%, compared to the nine month period ended September 30, 2001.  Interest income on loans decreased $430,000 over the same two periods due to a lower interest rate environment, while average loans outstanding increased approximately $7.6 million.  The average yield on loans decreased from 8.73% for the nine month period ended September 30, 2001 to 7.35% for the nine month period ended September 30, 2002. Over the same two periods, interest on investments decreased $34,000 due to a decrease in the yield on investments. The yield on taxable investments decreased from 6.62% to 5.39% and the yield for nontaxable investments decreased from 3.78% to 3.63% for the nine month period ended September 30, 2002 compared to the same period in 2001.  The average balance of investments increased approximately $5.5 million or 18.0% for the nine month period ended September 30, 2002, compared to the same period in 2001.  Interest income on Federal Funds Sold decreased by $216,000 due to a decrease in the yield on Federal Funds Sold from 4.27% during the nine months ended September 30, 2001 to 1.70% for the same period in 2002, and a decrease in average balance outstanding of $1.8 million over the same period in 2001.

Total interest expense decreased $1,114,000 for the nine month period ended September 30, 2002 compared to the same period in 2001.  Interest on deposits decreased as a result of a decrease in the yield on deposits over the same period in 2001.  The average rate on interest-bearing liabilities decreased to 3.31% for the nine month period in 2002 from 4.96% in the comparable period of 2001, while the average balance on interest-bearing liabilities increased by approximately $5.2 million from $100.8 million to $106.0 million.

Table 6 - Average Balances, Interest and Average Rates
(Dollars in thousands)

	Nine Months Ended September 30,

	2002			2001

	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

Assets:
Federal Funds Sold	$ 8,198	$ 104	1.70%	$ 10,014	$ 320	4.27%
Investments:
Taxable Securities	33,202	1,339	5.39%	27,588	1,366	6.62%
Tax-Free Securities	2,725	74	3.63%	2,863	81	3.78%
Total Loans, Including Amortized Fees	89,859	4,943	7.35%	82,301	5,373	8.73%

Total Interest Earning Assets	133,984	6,460	6.45%	122,766	7,140	7.78%

Cash and Due From Banks	4,549			4,364
All Other Assets	5,477			5,645
Loan Loss Reserve/Unearned Fees	(988)			(1,010)

TOTAL ASSETS	$143,022			$131,765

Liabilities and Shareholders’ Equity:
Interest-Bearing Deposits:
Term Deposits	$ 67,073	2,196	4.38%	$ 70,351	$3,111	5.91%
Other Deposits	38,225	417	1.46%	29,886	609	2.72%
Repurchase Agreements	687	10	1.95%	541	17	4.20%

Total Interest-Bearing Liabilities	105,985	2,623	3.31%	100,778	3,737	4.96%

Net Interest Income		$3,837			$3,403

Noninterest-Bearing Deposits	24,441			19,154
Total Cost of Funds			2.69%			4.17%

All Other Liabilities	559			669
Shareholders’ Equity	11,822			11,109
Unrealized Gain/Loss on Securities	215			55

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$143,022			$131,765

Net Interest Yield			3.14%			2.82%

Net Interest Margin			3.83%			3.71%

Table 7 - Interest Rate Sensitivity
(In thousands)

	September 30, 2002

	Less Than 1 Year	One Year Through 5 Years	Greater Than 5 Years	Non- Interest Bearing	Total

Assets:
Federal Funds Sold	$ 3,771	$ -	$ -	$ -	$ 3,771
Investments	11,415	10,159	15,355	-	36,929
Loans	69,817	27,193	509	-	97,519
Noninterest-Earning Assets				$ 11,707	11,707

Total	85,003	37,352	15,864	11,707	149,926

Liabilities and Shareholders’ Equity:
Interest-Bearing Deposits	85,317	17,445	-	-	102,762
Noninterest-Bearing Deposits	-	-	-	32,937	32,937
Repurchase Agreements	522	-	-	-	522
Noninterest-Bearing Liabilities and Shareholders’ Equity	-	-	-	13,705	13,705

Total	85,839	17,445	-	46,642	149,926

Interest Rate Sensitivity Gap	(836)	19,907	15,864	(34,935)	-

Cumulative Interest Rate Sensitivity Gap	$ (836)	$19,071	$34,935	$ -	$ -

Noninterest Income

Total noninterest income was $1.35 million for the nine month period ended September 30, 2002 as compared to $1.36 million for the same period in 2001, a decrease of $8,000. Noninterest income is comprised primarily of customer service fees, loan fees, gain on sales of loans, and other items. The decrease in noninterest income is due primarily to a decrease in service charges on demand deposits of $47,000, and a decrease in loan fees and other service charges of $90,000, offset by an increase in the gains on the sales of loans of $105,000 and an increase in the gain on sales of investment securities of $21,000.

Noninterest Expense

Total noninterest expense was $3.69 million, or 2.58% of average total assets, for the nine month period ended September 30, 2002 as compared to $3.39 million, or 2.57% for the same period in 2001. Noninterest expenses increased in part due to the opening of a loan production office in Madisonville, Tennessee during the first quarter of 2002 and the subsequent conversion of this office to a full service branch in September 2002. Salaries and employee benefits, occupancy, advertising and promotion, office supplies, postage, and other noninterest expense are categories of expenses which increased when comparing the two periods.  The percentage of operating expenses remained level as average total assets increased approximately $11.26 million for the year ended September 30, 2002.

Income Taxes

First Central Bank recognizes income taxes using the Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.  Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of First Central Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. First Central Bank’s deferred tax asset is reviewed quarterly and adjustments to such asset are recognized as deferred income tax expense or benefit based on management’s judgment relating to the realizability of such asset.

During the nine month period ending September 30, 2002, First Central Bank’s recorded $467,000 in tax expense which resulted in an approximate effective rate of 37.4%.  Comparably, in 2001, First Central Bank recorded $456,000 in tax expense, resulting in an approximate effective rate of 37.7%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations – For the  Year Ended December 31, 2001.

Introduction

The following represents a narrative analysis of the financial condition and operational results of First Central and its subsidiaries for 2001. For a more complete understanding of this narrative, please refer to the Consolidated Audited Financial Statements and notes thereto presented elsewhere in this Form S-4.

This report contains “forward-looking statements” relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words “expect,” “anticipate,” and “believe,” as well as similar expressions, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements.

Financial Condition

The accompanying financial statements are consolidated statements of First Central Bank and First Central (see page F-1 of this prospectus/proxy statement).  In 2001, total assets increased 13.8%, total liabilities increased 14.2%, and total shareholders’ equity increased 8.8%. Federal funds sold increased 119.4%. The increase in federal funds sold resulted from large increases in deposits as customers were looking for more conservative methods of investing due to a slowing economy and a falling interest rate environment.  First Central Bank’s liquidity ratio remained high, ending the year at 33.7%.

First Central Bank continues to have consistent loan growth with net loans increasing 17.7% in 2001. This increase included a 67.1% increase in commercial and industrial real estate and non-real estate loans, and a 16.1% increase in residential loans. Increases in commercial, industrial, and residential loans can be attributed to changing our market concentrations with a greater focus by management to attract these types of loans.

Management has continued to evaluate the loan loss reserve through a monthly analysis of loans outstanding.   The adequacy of the loan loss reserve is also evaluated quarterly by the Board of Directors.  The reserve for loan losses increased 31.0% from 2000 to 2001.  Nonperforming assets increased approximately $294,000 from $11,000 in 2000 to $305,000 in 2001.  This resulted in nonperforming loan ratios of 0.34% at December 31, 2001, and 0.01% of net loans at December 31, 2000.

Nonperforming loans were 31.5% and 1.5% of loan loss reserves for the years ending December 31, 2001 and 2000, respectively.  Total nonperforming assets to total assets were 0.21% at December 31, 2001 and 0.01% at December 31, 2000.

Past due loans of 30 days or more but less than 90 days total 1.27% of total net loans.  We continue to monitor loans very closely and anticipate that past dues and losses will be effectively managed to keep both low.

Investment securities decreased 6.1%.  Investment securities are accounted for under Financial Accounting Standards No. 115, (see notes to consolidated audited financial statements).  Most securities are U.S. Government Agency issues, mortgage backed securities, municipal securities, and stock in Federal Home Loan Bank of Cincinnati and Banker’s Bank.

Net investment in premises and equipment decreased 6.0% in 2001.  This was primarily due to normal depreciation on premises and equipment. Other assets decreased 4.3% primarily due to a decrease in the deferred income tax benefit related to unrealized losses on investment securities as the bond market took a large upturn in the second half of 2001. As of December 31, 2001, First Central Bank’s investment portfolio included an unrealized gain of approximately $31,000 compared to an unrealized loss of approximately $292,000 as of December 31, 2000.  The fair value of securities fluctuates with movement of interest rates.  Generally, fair values improve in a strengthening bond market and decrease in a weakening bond market.

Total deposits increased 13.8% in 2001 as First Central Bank continued to concentrate on increasing loans. Deposit growth is not expected to increase as quickly since 2002 is expected to present a low interest rate environment and strong liquidity. Demand deposits increased 26.5% and term deposits increased 5.0%.  Noninterest-bearing demand deposits increased 19.6% while interest-bearing demand deposits increased 30.9%, as many customers shifted from certificates of deposit due to lower interest rates.  Term deposits under $100,000 increased 3.8% while term deposits over $100,000 increased 8.1%.

As mentioned previously, First Central’s ability to mobilize cash to meet operating needs (liquidity) remains strong.  First Central Bank is a member of the Federal Home Loan Bank of Cincinnati and is eligible to obtain both short and long-term credit advances.  Also, First Central Bank may enter into repurchase agreements or purchase federal funds should the need for additional liquidity arise.  Cash and amounts due from correspondent banks increased 5.3% in 2001 as First Central Bank showed a decrease in total investments.

Results Of Operations

First Central experienced a 20.4% decrease in net income for 2001.  This decrease was the result of the gain on the sale of First Central Bank’s Sweetwater branch in 2000 of approximately $435,000 compared to having no branch sale in 2001.  Net interest income decreased slightly while noninterest income increased 20.7%. Noninterest expense increased 13.5% for 2001 compared to 2000.  The return on average assets was 0.77% for 2001 versus 1.10% for 2000.  The return on average tangible equity was 9.2% in 2001 and 12.8% in 2000.

Interest income increased approximately $198,000 or 2.2% in 2001.  Contributing to the increase was an increase of approximately $232,000 or 3.4% in interest on loans and an increase in income from federal funds sold of approximately $294,000.  This was offset by a decrease of approximately $328,000 or 15.1% in interest on investments. Investment options available to First Central Bank were limited due to the falling interest rate environment in 2001.

Interest expense increased 4.8% as a result of strong overall deposit growth. This was due to the attraction of new customers and the effect of a weak stock market.  Interest expense on NOW and money market accounts decreased 26.5%, and interest expense on savings accounts decreased 2.0% primarily as a result of the decrease in interest rates paid on these deposit accounts.  The net result was a net interest margin of 3.64% and 4.20% for 2001 and 2000, respectively.

Noninterest income increased 20.7% (61.9% when not including the gain on the sale of the Sweetwater branch in 2000) as total loan fees and service charges on demand deposits increased $456,000 in 2001. Service charge income on deposit accounts increased 45.3% due primarily to the generation of fees from our free checking and overdraft protection product. Loan fees and other service charges increased due to the origination and sale of over $41 million in secondary market loans.

Noninterest expense increased 13.5%.  Salaries and benefits and data processing fees account for the largest components of noninterest expense as both increased.  Salaries and benefits increased 14.5%

due to the addition of employees throughout our system to handle considerable loan and deposit growth.  Data processing expenses increased 15.3%, primarily due to a full year of operations for our newest Alcoa branch and a full year of franchise fees paid for First Central Bank’s use of a free checking and overdraft protection product. Other noninterest expenses increased 11.6%.

Capital Adequacy

First Central and First Central Bank had consolidated total equity of $4.6 million on December 31, 1993.  The company has issued stock dividends in 1994 (38,560 shares), 1996 (42,376 shares), 1998 (46,526 shares), and the most recent dividend of 51,080 shares in February 2000.

Total regulatory capital at December 31, 2001 was $12.4 million and total Tier 1 capital was $11.5 million.  Total regulatory capital at December 31, 2000 was $11.5 million and total Tier 1 capital was $10.7 million.

Risk based capital guidelines as defined by banking regulators required First Central Bank to maintain minimum total capital ratios of 8% to risk-weighted assets, Tier I capital to risk-weighted assets of 4%, and Tier I capital to average assets of 5%.

Total regulatory capital to risk-weighted assets was 12.7% at December 31, 2001 and 13.3% at December 31, 2000. Tier I capital to risk-weighted assets was 11.7% at December 31, 2001 and 12.5% at December 31, 2000.  Tier I capital to average assets was 8.1% at December 31, 2001 and 8.8% at December 31, 2000.

First Central Bank exceeded all minimum capital ratio requirements in 2001 and 2000 and management believes that the capital position is adequate to support the operations of First Central and First Central Bank.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets.  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Since First Central and First Central Bank have not purchased any other banks or entities, this statement is not expected to have any impact on First Central’s consolidated financial statements. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually.  SFAS 142 is effective January 1, 2002.  Since First Central does not have any goodwill or other intangible assets, this statement is not expected to have any impact on First Central’s consolidated financial position or results of operations.

 In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Since First Central does not have any legal obligations as described above, this statement is not expected to have any impact on First Central’s consolidated financial position or results of operations.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-

Lived Assets. This statement supercedes SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. This statement is not expected to have a significant impact on First Central’s consolidated financial position or results of operations.

Financial Data Schedules

Schedule I - Average Balances, Interest, and Average Rates
 (In thousands)

	2001			2000

	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield

ASSETS

Federal Funds Sold	$ 10,588	$ 389	3.67%	$ 1,465	$ 95	6.48%
Investment Securities:
Available for Sale:
Taxable	27,610	1,736	6.29%	30,029	2,083	6.94%
Tax-Exempt	2,828	105	3.71%	2,417	86	3.56%
Gross Loans, Including Fees	84,030	7,141	8.50%	75,093	6,910	9.20%

Total Interest-Earning Assets	125,056	9,371	7.49%	109,004	9,174	8.42%

Cash and Due From Banks	4,323			4,072
All Other Assets	5,579			6,047
Less: Reserve for Loan Losses	(773)			(669)
Unearned Fees and Interest	(228)			(611)

TOTAL ASSETS	$133,957			$117,843

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest-Bearing Deposits:
Time Deposits	$ 70,967	$4,036	5.69%	$ 60,071	$3,531	5.88%
Other Deposits	31,290	781	2.50%	31,240	1,029	3.29%
Federal Funds Purchased	-	-	0.00%	493	36	7.30%

Total Interest Bearing Liabilities	102,257	$4,817	4.71%	91,804	$4,596	5.01%

Noninterest-Bearing Deposits	19,636			16,651
Net Interest Income		$4,554			$4,578

Total Cost of Funds			3.95%			4.24%

All Other Liabilities	753			145
Shareholders’ Equity	11,213			10,124
Unrealized Gain/(Loss) on Securities Available for Sale	98			(881)

Total Liabilities and Shareholders’ Equity	$133,957			$117,843

Net Interest Yield			2.78%			3.41%

Net Interest Margin			3.64%			4.20%

Schedule II - Rate/Volume Analysis
(In thousands)

	2001/2000			2000/1999

	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in

	Average Balance	Average Rate	Total	Average Balance	Average Rate	Total

INTEREST REVENUE
	$ 335	$ (41)	$ 294	$ (312)	$ 101	$ (211)
Securities available for sale, taxable	(152)	(195)	(347)	273	100	373
Securities available for sale, tax-exempt	15	4	19	7	(3)	4
Loans, including fees	759	(528)	231	595	102	697

Total interest revenue	957	(760)	197	563	300	863
INTEREST EXPENSE
Interest bearing deposits	516	(259)	257	220	410	630
Other short term borrowings	-	-	-	-	-	-
Federal funds purchased	-	(36)	(36)	36	0	36

Total interest expense	516	(295)	221	256	410	666

Net change in net interest revenue	$ 441	$ (465)	$ (24)	$ 307	$ (110)	$ 197

Schedule III - Interest Rate Sensitivity
(In thousands)

	December 31, 2001

	0-3 Months	4 Months to 1 Year	1 Year to 5 Years	> 5 Years	Total

ASSETS
Federal Funds Sold	$ 11,758	$ -	$ -	$ -	$ 11,758
Investments	6,698	2,890	8,355	13,616	31,559
Loans	34,175	12,804	43,642	-	90,621

Total Earning Assets	$ 52,631	$ 15,694	$ 51,997	$13,616	$133,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Deposits	$ 55,554	$ 25,054	$ 28,238	$ -	$108,846
Noninterest-Bearing Deposits	22,184	-	-	-	22,184
Securities Sold Under Agreements to Repurchase	820	-	-	-	820

Total Interest- and Noninterest-Bearing Deposits	$ 78,558	$ 25,054	$ 28,238	$ -	$131,850

Interest Rate Sensitivity Gap	$(25,927)	$ (9,360)	$ 23,759	$13,616	$ 2,088

Cumulative Interest Rate Sensitivity Gap	$(25,927)	$(35,287)	$(11,528)	$ 2,088

Net Repricing Gap as a Percentage of Total Earning Assets	(19.36)%	(6.99)%	17.74%	10.17%	1.56%

Cumulative Gap as a Percentage of Total Earning Assets	(19.36)%	(26.35)%	(8.61)%	1.56%

Schedule IV - Loan Repricing
(In thousands)

	December 31, 2001

	0-3 Months	4 Months to 1 Year	1 Year to 5 Years	> 5 Years	Total

Loan Category:
Real Estate – Commercial	$ 8,457	$ 5,307	$ 20,561	$ 0	$ 34,325
Real Estate – Construction and Land Development	3,586	2,079	8,676	0	14,341
Real Estate – Residential	11,852	2,653	7,955	0	22,460
Commercial and Industrial	7,574	601	1,390	0	9,565
Installment Loans – Consumer and Other	2,706	2,164	5,060	0	9,930

Total	$ 3 4,175	$ 12,804	$ 43,642	$ 0	$ 90,621

Schedule V - Nonperforming Assets
(In thousands)

December 31,

	2001	2000

Non-Accrual Loans	$ 305	$ 11
Restructured Loans	-	-

Total Non-Performing Assets	$ 305	$ 11

Schedule VI - Analysis Of Loan Loss Reserve
(In thousands)

	Year Ended December 31,

	2001	2000	1999

Balance at Beginning of Period	$ 739	$ 618	$ 594

Charge-Offs:
Commercial, Financial, and Agricultural	57	37	-
Real Estate – Construction	-	-	-
Real Estate – Mortgages	-	-	-
Installment – Consumer	226	108	196
Other	-	-	-

Total Charge-Offs	283	145	196

Recoveries:
Commercial, Financial, and Agricultural	-	13	-
Real Estate – Construction	-	-	-
Real Estate – Mortgages	-	-	-
Installment – Consumer	52	44	60
Other	-	-	-

Total Recoveries	52	57	60

Net Charge-Offs	231	88	136
Provision for Loan Losses	459	209	160

Balance at the End of the Period	$ 967	$ 739	$ 618

Ratio of Net Charge-Offs to
Average Loans Outstanding	.27%	.12%	.20%

Schedule VII - Allocation Of Loan Loss Reserve
(In thousands)

	December 31,

	2001	% of Total	2000	% of Total

Commercial, Financial, and Agricultural	$410	42.40%	$152	20.57%
Real Estate – Construction	104	10.75%	123	16.64%
Real Estate – Mortgages	150	15.51%	205	27.74%
Installment – Consumer	269	27.82%	255	34.51%
Other	34	3.52%	4	0.54%

Total	$967	100.00%	$739	100.00%

Schedule VIII - Return On Assets And Equity
 (In thousands)

	2001	2000

Return on Average Assets	0.77%	1.10%
Return on Average Equity	9.21%	12.81%
Dividend Payout Ratio	0.00%	0.00%
Average Tangible Equity to Average Assets	8.37%	8.59%

INTEREST OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of First Central in the proposed merger are discussed above under the heading “Details of the Proposed Merger–Interest of Management in the Transaction,” at page 16.

LEGAL MATTERS

Kilpatrick Stockton LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger.  As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 10,224 shares of United common stock.

EXPERTS

  The audited consolidated financial statements of United and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

The audited consolidated financial statements of First Central and its subsidiary included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Pugh & Company, P.C., independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

Management of First Central knows of no other matters which may be brought before the special shareholders’ meeting.  If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

United and First Central are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549.  You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330.  The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

United has filed a registration statement on Form S-4 to register the United common stock to be issued to the First Central shareholders in the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of First Central for the special meeting of First Central shareholders to be held on March __, 2003, as described herein.  As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.  This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This document incorporates important business and financial information about United which is not included in or delivered with this proxy statement/prospectus.  The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

  United’s Form 10-K for the fiscal year ended December 31, 2001;
  United’s Form 10-Q for the quarter ended March 31, 2002;
  United’s Form 10-Q for the quarter ended June 30, 2002;
  United’s Form 10-Q for the quarter ended September 30, 2002;
  United’s Proxy Statement for the 2002 Annual Meeting;
  All other reports filed by United pursuant to sections 13(a) or 15(d) of the Exchange Act since December 31, 2001 and prior to the date the merger is completed; and
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this proxy statement/prospectus.  First Central shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Ed F. Bell, Chief Executive Officer, at 725 Highway 321 North, Lenoir City, Tennessee 37771-0230; telephone number (865) 986-1300.  If you would like to request documents, please do so by _________, 2003 to receive them before the special shareholders meeting.

All information concerning United and its subsidiaries has been furnished by United, and all information concerning First Central and its subsidiaries has been furnished by First Central.  First Central shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making a decision to vote on the merger.  No person has been authorized to provide First Central shareholders with information that is different from that contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated _______ __, 2003.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.  Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or First Central since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this proxy statement/prospectus (and in other documents to which it refers) are “forward-looking statements.”  When used in this document, the words “anticipate,” “believe,” “estimate,” and similar expressions generally identify forward-looking statements.  These statements are based on the beliefs, assumptions, and expectations of United’s and First Central’s management, and on information currently available to those members of management.  They are expressions based on historical fact, but do not guarantee future performance.  Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger.  Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  economic conditions (both generally, and more specifically in the markets where United and First Central operate);
  competition from other companies that provide financial services similar to those offered by United and First Central;
  government regulation and legislation;
  changes in interest rates;
  unexpected changes in the financial stability and liquidity of United’s and First Central’s credit customers;
  combining the businesses of United and First Central may cost more or take longer than expected;
  integrating the businesses and technologies of United and First Central may be more difficult than expected;
  retaining key personnel of United and First Central may be more difficult than expected;
  revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;
  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and
  technological changes may increase competitive pressures and increase costs.

We believe these forward-looking statements are reasonable.  You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

FIRST CENTRAL BANCSHARES, INC.

AND SUBSIDIARY

Lenoir City, Tennessee

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

September 30, 2002

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(In Thousands)

	Unaudited
	September 30, 2002	December 31, 2002

ASSETS
Cash and Due From Banks	$5,770	$5,698
Federal Funds Sold	3,771	11,758

Total Cash and Cash Equivalents	9,541	17,456

Investment Securities Available for Sale	36,929	31,559
Loans, Net	97,519	89,509
Premises and Equipment, Net	4,518	4,484
Accrued Interest Receivable	699	714
Other Assets	720	306

TOTAL ASSETS	$149,926	$144,028

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits
Noninterest-Bearing	$32,937	$22,184
Interest-Bearing	102,762	108,846

Total Deposits	135,699	131,030

Securities Sold Under Agreement to Repurchase	522	820
Accrued Interest Payable	344	467
Other Liabilities	597	230

Total Liabilities	137,162	132,547

Shareholders’ Equity:
Common Stock - Par Value $5.00, Authorized 2,000,000 Shares; Issued 564,361 Shares	2,822	2,822
Additional Paid-in Capital	5,430	5,430
Treasury Stock, at Cost; 19,623 Shares (17,333 Shares at December 31, 2001)	(485)	(431)
Retained Earnings	4,422	3,641
Accumulated Other Comprehensive Income	575	19

Total Shareholders’ Equity	12,764	11,481

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$149,926	$144,028

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income
(Unaudited)
(In Thousands Except Per Share Information)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2002	2001	2002		2001

INTEREST INCOME
Loans	$1,692	$1,784	$4,943	$	$ 5,373
Investment Securities	461	429	1,416		1,447
Federal Funds Sold	29	107	104		320

Total Interest Income	2,182	2,320	6,460		7,140

INTEREST EXPENSE
Deposits	816	1,214	2,613		3,720
Securities Sold Under Agreement to Repurchase	2	4	10		17

Total Interest Expense	818	1,218	2,623		3,737

Net Interest Income	1,364	1,102	3,837		3,403
PROVISION FOR LOAN LOSSES	69	46	254		163

Net Interest Income After Provision for Loan Losses	1,295	1,056	3,583		3,240

NONINTEREST INCOME
Service Charges on Demand Deposits	234	252	718		765
Loan Fees and Other Service Charges	101	129	286		376
Net Gain on Sales of Loans	133	68	299		194
Gain on Sales of Securities	-	-	21		-
Other	8	8	28		25

Total Noninterest Income	476	457	1,352		1,360

NONINTEREST EXPENSE
Salaries and Employee Benefits	742	635	2,124		1,865
Occupancy	115	110	346		323
Data Processing Fees	101	128	353		387
Furniture and Equipment	82	85	237		260
Federal Insurance Premiums	14	12	43		36
Advertising and Promotion	30	24	93		67
Office Supplies and Postage	65	66	201		197
Other	98	85	290		255

Total Noninterest Expense	1,247	1,145	3,687		3,390

INCOME BEFORE INCOME TAXES	524	368	1,248		1,210
INCOME TAXES	203	134	467		456

NET INCOME	$321	$234	$781		$754

BASIC EARNINGS PER COMMON SHARE	$.59	$.42	$1.43		$1.35

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$781	$754
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Loan Losses	254	163
Depreciation	189	218
(Gain) on Sales of Investment Securities	(21)	-
Loss on Sale of Fixed Assets	-	14
Net (Gain) on Sales of Loans	(299)	(194)
Decrease (Increase) in Interest Receivable	15	293
(Decrease) in Interest Payable	(123)	9
Amortization of Premiums (Discounts) on Investment Securities, Net	94	(96)
FHLB Stock Dividends	(15)	(21)
(Increase) in Other Assets	(414)	(150)
Increase in Other Liabilities	27	121

Total Adjustments	(293)	357

Net Cash Provided by Operating Activities	488	1,111

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds From Maturities, Principal Paydowns and Redemption of Investment Securities Available for Sale	15,611	19,937
Proceeds From Sales of Investment Securities Available for Sale	2,771	-
Purchase of Investment Securities Available for Sale	(22,914)	(15,562)
Net (Increase) in Loans	(43,802)	(37,600)
Proceeds From Sales of Loans	35,837	29,017
Purchase of Premises and Equipment	(223)	(34)
Sales of Premises and Equipment	-	19

Net Cash Used in Investing Activities	(12,720)	(4,223)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Deposits	4,669	11,221
Decrease in Securities Sold Under Agreement to Repurchase	(298)	615
Purchases of Common Stock	(59)	(191)
Sale of Treasury Stock	5	130

Net Cash Provided by Financing Activities	4,317	11,775

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,915)	8,663
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	17,456	10,769

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,541	$19,432

Supplementary Disclosures of Cash Flow Information:
Cash Paid During the Period For:
Interest	$2 ,746	$3,728
Income Taxes	441	511
Supplementary Disclosures of Noncash Investing Activities:
Change in Unrealized Gain(Loss) on Investment Securities	896	766
Change in Deferred Income Tax Benefit Associated with Unrealized Gain (Loss) on Investment Securities	340	291
Change in Net Unrealized Gain(Loss) on Investment Securities	556	475

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income
(Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net Income	$321	$234	$781	$754
Other Comprehensive Income (Loss), Net of Tax:
Unrealized Gains/Losses on Investment Securities	332	253	917	766
Reclassification Adjustment for Gains Included in Net Income	-	-	(21)	-
Income Taxes Related to Unrealized Gains/Losses on Investment Securities	(126)	(96)	(340)	(291)

Other Comprehensive Income (Loss), Net of Tax	206	157	556	475

Comprehensive Income	$527	$391	$1,337	$1,229

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2002 and 2001

NOTE 1 - ORGANIZATION AND BUSINESS

First Central  was incorporated in 1993 for the purpose of becoming a one bank holding company.  On April 3, 1993, First Central acquired 100% of First Central Bank through a share exchange agreement approved by the shareholders of First Central Bank.  The investment in First Central Bank represents virtually all of the assets of First Central.

The consolidated financial statements include the accounts of First Central, its wholly owned subsidiary, First Central Bank, and First Central Bank’s subsidiary, FCB Financial Services, Inc.  All significant intercompany transactions and balances have been eliminated.

NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared by First Central.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  In the opinion of First Central’s management, the disclosures made are adequate to make the information presented not misleading, and the consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 30, 2002, results of operations and comprehensive income for the three months and nine months ended September 30, 2002 and 2001, and cash flows for the nine months ended September 30, 2002 and 2001.

The results of operations for the three months and nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year.

NOTE 3 - STOCK OPTION PLAN

On April 20, 2000, the shareholders of First Central approved a stock option plan which reserves 25,000 shares of First Central’s common stock for present and future employees as an incentive for long-term employment.  As of September 30, 2002, the plan has not been implemented and no options have been awarded.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares outstanding during the period.  For the nine months ended September 30, 2002 and 2001 the weighted average number of shares outstanding was 546,943 and 560,035, respectively.  For the three months ended September 30, 2002 and 2001, the weighted average number of shares outstanding was 546,503 and 560,467, respectively. During both the three and nine month periods ended September 30, 2002 and 2001 First Central did not have any dilutive securities.

NOTE 5 – RECENT REGULATORY AND ACCOUNTING PRONOUNCEMENTS

First Central Bank is state chartered and federally insured, and is subject to the rules and regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation.  The holding company is also subject to the rules and regulations of the Federal Reserve Bank and the Securities and Exchange Commission.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  Since First Central has not purchased any other banks or entities, this statement is not expected to have any impact on First Central’s consolidated financial statements.  SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment annually.  SFAS 142 is effective January 1, 2002.  Since First Central does not have any goodwill or other intangible assets, this statement is not expected to have any impact on their consolidated financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, No. 143, Accounting for Asset Retirement Obligations.  SFAS 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset except for certain obligations of lessees.  SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002.  Since First Central does not have any legal obligations as described above, this statement is not expected to have any impact on First Central’s consolidated financial position or results of operations.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion).  SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.  This statement is not expected to have a significant impact on First Central’s consolidated financial position or results of operations.

In October 2002, the Financial Accounting Standards Board issued Statement of Financial Standard No. 147, Accounting for Certain Financial Institutions. This statement removes acquisitions of financial institutions from the scope of FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method.   In addition, this statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor – and borrower-relationship intangible assets and credit cardholder intangible assets. This statement intends to improve the comparability of financial reporting by requiring institutions to follow FASB Statement No. 141, Business Combinations. SFAS No. 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. Management does not expect this statement to have a significant impact on First Central’s consolidated financial position or results of operations.

FIRST CENTRAL BANCSHARES, INC.
AND SUBSIDIARY

Lenoir City, Tennessee

CONSOLIDATED AUDITED FINANCIAL STATEMENTS

December 31, 2001, 2000, and 1999

[PUGH & COMPANY, P.C. LETTERHEAD]

INDEPENDENT AUDITOR’S REPORT

Board of Directors
First Central Bancshares, Inc.
Lenoir City, Tennessee

We have audited the accompanying consolidated balance sheets of First Central Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2001, 2000, and 1999.  These consolidated financial statements are the responsibility of First Central’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Central Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years ended December 31, 2001, 2000, and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                                                                    PUGH & COMPANY, P.C.
                                                                                    Certified Public Accountants
                                                                                    Knoxville, Tennessee
                                                                                    March 1, 2002

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2000

ASSETS
Cash and Due From Banks	$5,698,470	$5,409,424
Federal Funds Sold	11,758,000	5,360,000

Total Cash and Cash Equivalents	17,456,470	10,769,424

Investment Securities, at Fair Value	31,559,011	33,613,495
Loans, Net	89,508,746	76,069,878
Premises and Equipment, Net	4,483,874	4,768,958
Accrued Interest Receivable	713,939	1,038,141
Prepaid Expenses and Other	184,884	131,735
Prepaid Income Taxes	-	29,913
Deferred Income Tax Benefit	121,502	158,401

TOTAL ASSETS	$144,028,426	$126,579,945

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Demand	$60,315,670	$47,682,623
Term	70,714,215	67,376,817

Total Deposits	131,029,885	115,059,440

Accrued Interest Payable	467,170	528,746
Securities Sold Under Agreements to Repurchase	819,933	257,759
Accrued Income Taxes	48,857	-
Other	181,583	185,448

Total Liabilities	132,547,428	116,031,393

SHAREHOLDERS’ EQUITY
Common Stock - $5.00 Par Value, 2,000,000 Shares
Authorized; 564,361 Shares Issued	2,821,805	2,821,805
Capital in Excess of Par Value	5,430,199	5,430,199
Treasury Stock, at Cost; 17,333 Shares (5,000 in 2000)	(430,646)	(130,000)
Retained Earnings	3,640,575	2,607,818

Shareholders’ Equity Before Accumulated Other Comprehensive Income (Loss)	11,461,933	10,729,822
Accumulated Other Comprehensive Income (Loss)	19,065	(181,270)

Total Shareholders’ Equity	11,480,998	10,548,552

TOTAL LIABILITIES AND EQUITY	$144,028,426	$126,579,945

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,

	2001	2000	1999

INTEREST INCOME
Loans	$7,141,229	$6,908,948	$6,091,993
Investment Securities	1,840,892	2,168,750	1,792,025
Federal Funds Sold	388,713	95,119	305,820

Total Interest Income	9,370,834	9,172,817	8,189,838

INTEREST EXPENSE	4,816,584	4,595,659	3,930,390

NET INTEREST INCOME	4,554,250	4,577,158	4,259,448

PROVISION FOR LOAN LOSSES	459,112	209,038	160,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,095,138	4,368,120	4,099,448

NONINTEREST INCOME
Service Charges on Demand Deposits	1,037,296	713,546	640,953
Loan Fees and Other Service Charges	540,963	408,492	461,590
Gain on Sales of Investment Securities	117,001	6,365	23,578
Income From Non-Refundable Deposit on Sale of Branch	-	-	300,000
Gain on Sale of Branch	-	434,797	-
Net Gain on Sales of Loans	295,368	68,687	120,271
Other	69,687	75,364	36,480

Total Noninterest Income	2,060,315	1,707,251	1,582,872

NONINTEREST EXPENSE
Salaries and Employee Benefits	2,449,661	2,140,117	1,969,530
Occupancy Costs	431,085	385,040	352,250
Data Processing Fees	462,778	401,499	352,721
Furniture and Equipment Depreciation and Maintenance	340,908	359,942	402,540
Federal Insurance Premiums	45,702	44,089	37,073
Advertising and Promotion	104,420	131,904	128,991
Office Supplies and Postage	269,701	225,327	231,119
Other	430,461	307,987	379,956

Total Noninterest Expense	4,534,716	3,995,905	3,854,180

INCOME BEFORE INCOME TAXES	1,620,737	2,079,466	1,828,140

INCOME TAXES	587,980	782,394	645,724

NET INCOME	$1,032,757	$1,297,072	$1,182,416

EARNINGS PER SHARE	$1.85	$2.31	$2.10

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,

	2001	2000	1999

NET INCOME	$1,032,757	$1,297,072	$1,182,416

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized Gains (Losses) on Investment Securities Available for Sale	206,120	1,158,048	(1,553,486)
Reclassification Adjustment for Gains on Sales of Investment Securities Available for Sale	117,001	6,365	23,578
Change in Deferred Income Tax Associated with Unrealized Gains/Losses on Investment Securities Available for Sale	(122,786)	(442,477)	581,365

Other Comprehensive Income (Loss), Net of Tax	200,335	721,936	(948,543)

COMPREHENSIVE INCOME	$1,233,092	$2,019,008	$233,873

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Stock	Capital in Excess of Par	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity

BALANCES, JANUARY 1, 1999	$2,566,405	$4,357,519	$1,456,410	$ 45,337	$ -	$ 8,425,671
Other Comprehensive Loss	-	-	-	(948,543)	-	(948,543)
Net Income	-	-	1,182,416	-	-	1,182,416

BALANCES, DECEMBER 31, 1999	2,566,405	4,357,519	2,638,826	(903,206)	-	8,659,544
Other Comprehensive Income	-	-	-	721,936	-	721,936
Stock Dividend of 51,080 Shares of Common Stock	255,400	1,072,680	(1,328,080)	-	-	-
Purchase of Treasury Stock	-	-	-	-	(130,000)	(130,000)
Net Income	-	-	1,297,072	-	-	1,297,072

BALANCES, DECEMBER 31, 2000	2,821,805	5,430,199	2,607,818	(181,270)	(130,000)	10,548,552
Other Comprehensive Income	-	-	-	200,335	-	200,335
Purchases of Treasury Stock	-	-	-	-	(430,646)	(430,646)
Sale of Treasury Stock	-	-	-	-	130,000	130,000
Net Income	-	-	1,032,757	-	-	1,032,757

BALANCES, DECEMBER 31, 2001	$2,821,805	$5,430,199	$3,640,575	$ 19,065	$(430,646)	$11,480,998

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$ 1,032,757	$ 1,297,072	$ 1,182,416

Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Provision for Loan Losses	459,112	209,038	160,000
Depreciation	291,057	303,740	326,718
(Gain) on Sales of Investment Securities	(117,001)	(6,365)	(23,578)
Loss on Sales of Premises and Equipment	13,253	-	-
(Gain) on Sale of Branch	-	(434,797)	-
Net (Gain) on Sales of Loans	(295,368)	(68,687)	(120,271)
Deferred Income Tax (Benefit)	(85,887)	(7,415)	14,083
(Decrease) in Unearned Interest	(241,003)	(458,148)	(177,024)
(Increase) Decrease in Unearned Loan Fees	26,239	700	(19,802)
Amortization of Premiums and Discounts on Investment
Securities, Net	(10,016)	(19,301)	13,278
Federal Home Loan Bank Stock Dividends	(25,800)	(26,200)	(22,500)
(Increase) Decrease in Accrued Interest Receivable	324,202	(260,688)	(105,440)
(Increase) Decrease in Prepaid Expenses and Other	(53,149)	32,217	23,766
(Increase) Decrease in Prepaid Income Taxes	29,913	(29,913)	10,050
Increase (Decrease) in Accrued Interest Payable	(61,576)	140,283	(52,523)
(Increase) Decrease in Income Taxes Payable	48,857	(108,302)	108,302
Increase (Decrease) in Other Liabilities	(3,865)	21,113	63,140

Total Adjustments	298,968	(712,725)	198,199

Net Cash Provided by Operating Activities	1,331,725	584,347	1,380,615

CASH FLOWS FROM INVESTING ACTIVITIES
Net Proceeds From Sale of Branch	-	676,148	-
Proceeds From Sales of Premises and Equipment	19,379	-	-
Purchases of Investment Securities Available for Sale	(30,549,754)	(5,668,860)	(11,782,649)
Principal Repayments on Mortgage-Backed Securities
Available for Sale	2,174,514	892,074	1,457,869
Maturities of Investment Securities Available for Sale	30,905,662	111,907	6,250,000
Increase in Loans	(54,190,343)	(11,923,316)	(18,483,255)
Sales of Investment Securities Available for Sale	-	496,875	1,487,641
Proceeds From Sales of Loans	40,802,495	6,695,387	8,221,961
Net Purchases of Premises and Equipment	(38,605)	(744,059)	(1,131,632)
Proceeds From Sales of Foreclosed Real Estate	-	200,000	-

Net Cash Used in Investing Activities	(10,876,652)	(9,263,844)	(13,980,065)

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2001	2000	1999

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Deposits	15,970,445	13,491,507	984,701
Net Increase (Decrease) in Securities Sold
Under Agreements to Repurchase	562,174	(2,413,694)	2,637,020
Purchases of Treasury Stock	(430,646)	(130,000)	-
Sale of Treasury Stock	130,000	-	-

Net Cash Provided by Financing Activities	16,231,973	10,947,813	3,621,721

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,687,046	2,268,316	(8,977,729)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,769,424	8,501,108	17,478,837

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 17,456,470	$ 10,769,424	$ 8,501,108

Supplementary Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest	$ 4,878,160	$ 4,458,100	$ 3,982,913
Income Taxes	537,414	932,785	513,289

Supplementary Disclosures of Noncash Investing Activities:
Change in Unrealized Gain (Loss) on Investment Securities	323,121	1,164,413	(1,529,908)
Change in Deferred Income Tax Associated With
Unrealized Gain (Loss) on Investment Securities	122,786	442,477	(581,365)
Change in Net Unrealized Gain (Loss) on Investment Securities	200,335	721,936	(948,543)
Issuance of Common Stock Dividend:
Par Value	-	255,400	-
Capital in Excess of Par Value	-	1,072,680	-
Reduction in Retained Earnings Due to
Issuance of Common Stock Dividend	-	1,328,080	-
Acquisition of Foreclosed Real Estate	-	-	(210,292)
Sale of Branch:
Assets Removed:
Loans	-	626,848	-
Premises and Equipment	-	780,662	-
Accrued Interest Receivable	-	1,877	-
Other Assets	-	4,200	-
Liabilities Removed:
Deposits	-	(1,169,512)	-
Accrued Interest Payable	-	(2,724)	-

The accompanying notes are an integral part of these financial statements.

FIRST CENTRAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000, AND 1999

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - First Central’s subsidiary, First Central Bank, provides a variety of banking services to individuals and businesses through its main office in Lenoir City and six branches located in Loudon, Roane, Knox, and Blount County, Tennessee.  Its primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business, real estate mortgage, and installment loans.  In 2000, First Central Bank formed a new subsidiary, FCB Financial Services, Inc. for the purpose of selling insurance and investment products.

Principles of Consolidation - The consolidated financial statements include the accounts of First Central Bancshares, Inc., a bank holding company, its wholly-owned subsidiary, First Central Bank, and First Central Bank’s subsidiary, FCB Financial Services, Inc. All significant intercompany balances and transactions have been eliminated.

Consolidated Statements of Comprehensive Income- The Financial Accounting Standards Board SFAS No. 130, Reporting Comprehensive Income establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains, and losses that under accounting principles generally accepted in the United States of America are directly charged to equity. Examples include foreign currency translations, pension liability adjustments, and unrealized gains and losses on investment securities available for sale.

Estimates - The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Those estimates and assumptions affect certain reported amounts and disclosures.  Accordingly, actual results could vary from those estimates.

Cash and Due From Banks - Cash and due from banks includes balances in three correspondent commercial banks located in the Southeastern United States, approximately $105,700 ($249,400 in 2000) on deposit with the Nashville branch of Federal Reserve Bank of Atlanta, and approximately $7,200 ($16,000 in 2000) on deposit with the Federal Home Loan Bank of Cincinnati.  Balances in correspondent bank accounts in excess of FDIC insurance limits are approximately $38,000 as of December 31, 2001 ($3,200 in 2000).

Federal Funds Sold - Federal funds sold consist of unsecured loans to two correspondent commercial banks located in the Southeastern United States.  These loans are repaid on the next business day.

Investment Securities - First Central Bank applies the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115).  In accordance with SFAS No. 115, First Central Bank has classified all of its investment securities in the available for sale category.  These securities are carried at fair value based on quoted market prices.  Any unrealized gain or loss is reported in the consolidated statements of comprehensive income, net of any deferred tax effect.

Realized gains and losses on the sales of investment securities are based on the net proceeds and amortized cost of the securities sold, using the specific identification method.

See Note 2 for additional information on investment securities.

Recognition of Interest on Loans - Unearned interest on installment loans is recognized as income over the terms of the loans using a declining balance method.  Interest on other loans is calculated using the simple interest method on the principal outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful.

Allowance for Loan Losses - The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio.  The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.  Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term.  The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Loan Fees - Loan fees, net of initial direct costs related to initiating and closing loans, have been deferred and are being amortized into interest income over the remaining lives of the loans as an adjustment of yield using the interest method.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. Depreciation, computed principally using the straight-line method, is based on the following estimated useful lives:

Buildings and Land Improvements	15 to 40 years
Leasehold Improvements	7 to 31 years
Furniture, Fixtures, and Equipment	5 to 7 years

Earnings Per Share - Earnings per share is based on the weighted average number of shares outstanding of 558,244 in 2001 (561,847 and 564,361 in 2000 and 1999, respectively).  The weighted average shares outstanding and the related earnings per share amounts for 2000 and 1999 have been restated to give effect to the application of Statement of Financial Accounting Standards Number 128.  The effect of the restatement on earnings per share was a reduction of .02 and .20 for 2000 and 1999 respectively.  This restatement reflects the February 2000 stock dividend of 51,080 shares as if it had occurred at the beginning of 1999, the earliest year presented.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of  the allowance for loan losses, accumulated depreciation, and the conversion from the accrual basis of accounting for financial reporting purposes to the cash basis of accounting for tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Advertising and Promotion - Advertising and promotion costs are expensed as incurred.

Reclassifications – Certain items in the 2000 financial statements have been reclassified to conform with the 2001 financial statements.

NOTE 2 - INVESTMENT SECURITIES

First Central Bank applies SFAS No. 115 in accounting for investment securities.  The amortized cost and estimated fair value of investment securities as of December 31, 2001 and 2000 are as follows:

	Investment Securities Available for Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

As of December 31, 2001:
Debt Securities:
U.S. Treasury Securities and Obligations of U.S.
Government Corporations and Agencies	$9,755,355	$93,048	$(8,335)	$9,840,068
Obligations of States and Political Subdivisions	2,509,726	36,519	(18,839)	2,527,406
Corporate Debt Securities	491,109	28,016	-	519,125
Mortgage-Backed Securities	18,295,396	85,236	(184,895)	18,195,737

	31,051,586	242,819	(212,069)	31,082,336
Equity Securities:
Stock in Federal Home Loan Bank of Cincinnati, at Cost	402,100	-	-	402,100
Stock in Banker’s Bank, at Cost	74,575	-	-	74,575

	$31,528,261	$242,819	$(212,069)	$31,559,011

	Investment Securities Available for Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

As of December 31, 2000:
Debt Securities:
U.S. Treasury Securities and Obligations of U.S.
Government Corporations and Agencies	$26,595,011	$76,081	$(353,708)	$26,317,384
Obligations of States and Political Subdivisions	2,436,039	13,294	(22,952)	2,426,381
Corporate Debt Securities	488,897	3,758	-	492,655
Mortgage-Backed Securities	3,935,044	12,876	(21,720)	3,926,200

	33,454,991	106,009	(398,380)	33,162,620
Equity Securities:
Stock in Federal Home Bank of Cincinnati, at Cost	376,300	-	-	376,300
Stock in Banker’s Bank, at Cost	74,575	-	-	74,575

	$33,905,866	$106,009	$(398,380)	$33,613,495

The amortized cost and estimated market value of debt securities as of December 31, 2001 by contractual maturity are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale

	Amortized Cost	Estimated Market Value

Due in One Year or Less	$8,648	$8,757
Due After One Year Through Five Years	7,219,182	7,285,638
Due After Five Years Through Ten Years	8,185,748	8,263,930
Due After Ten Years	15,638,008	15,524,010

Total Debt Securities	$31,051,586	$31,082,335

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on their contractual maturities.  The mortgage-backed securities may mature earlier than their contractual maturities because of principal prepayments.

Gross gains of $117,001, $6,365, and $23,578 were realized on the sale of certain investment securities classified as available for sale during the years ended December 31, 2001, 2000, and 1999, respectively.

Investments with carrying values of approximately $5,259,000 and $6,704,000 were pledged to secure deposits of public funds as of December 31, 2001 and 2000, respectively.

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

First Central Bank provides mortgage, commercial, and consumer lending services to businesses and individuals primarily in the East Tennessee area.  A summary of loans is as follows:

	2001	2000

Loans Secured by Real Estate:
Non-Farm, Non-Residential	$30,471,629	$8,140,345
Construction and Land Development	14,341,228	12,119,303
Residential and Other Properties	26,057,913	22,450,191

Total Loans Secured by Real Estate	70,870,770	42,709,839
Commercial and Industrial Loans	10,091,954	16,135,289
Consumer Loans	9,311,121	17,273,275
Other Loans	347,443	1,049,884

	90,621,288	77,168,287
Less: Allowance for Loan Losses	(967,420)	(738,523)
Unearned Interest	(101,274)	(342,277)
Unearned Loan Fees	(43,848)	(17,609)

	$89,508,746	$76,069,878

In the ordinary course of business, First Central Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit.  These financial instruments are recorded in the financial statements when they become payable.  Outstanding letters of credit were approximately $1,976,000 and $1,006,000 as of December 31, 2001 and 2000, respectively. Unadvanced lines of credit and commitments to extend credit were approximately $22,076,000 and $16,670,000 as of December 31, 2001 and 2000, respectively.  Of the total outstanding letters of credit and unadvanced lines and commitments as of December 31, 2001 and 2000, approximately $12,874,000 and $7,898,000, respectively, were secured, primarily by real estate.

From time to time, First Central Bank provides credit to its executive officers, directors, and their affiliates.  Such transactions are made on the same terms as those prevailing for comparable transactions with other borrowers and do not represent more than a normal risk of collection.

Loans to executive officers, directors, and their affiliates are as follows:

	December 31,

	2001	2000

Loans at Beginning of Year	$1,870,117	$1,212,989
Disbursements	1,288,258	1,142,518
Repayments and Reclassifications	(769,544)	(485,390)

Loans at End of Year	$2,388,831	$1,870,117

The transactions in the allowance for loan losses are as follows:

	2001	2000	1999

Balance, Beginning of Year	$738,523	$618,034	$594,059
Provision - Charged to Expense	459,112	209,038	160,000
Recoveries of Loans Previously Charged Off	52,084	57,318	59,653
Loans Charged Off	(282,299)	(145,867)	(195,678)

Balance, End of Year	$967,420	$738,523	$618,034

Loans past due ninety days or more and still accruing interest totaled approximately $344,580 as of December 31, 2001 ($91,369 in 2000).  There were loans totaling approximately $304,602 on which the accrual of interest had been discontinued as of December 31, 2001 ($10,950 in 2000).

As of December 31, 2001 and 2000, First Central Bank had loans amounting to approximately $1,472,871 and $944,335, respectively, that were specifically classified as impaired.  The average individual loan balance of these impaired loans amounted to approximately $15,000 and $27,000, respectively, for the years ended December 31, 2001 and 2000.  As of December 31, 2001 and 2000 the allowance for loan losses for impaired loans amounted to approximately $241,300 and $85,700, respectively.  Also, interest income of $120,975 and $75,800 relating to these impaired loans was recognized for the years ended December 31, 2001 and 2000, respectively.

NOTE 4 - PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

	2001	2000

Land	$1,463,470	$1,463,470
Buildings	3,173,578	3,160,257
Furniture, Fixtures, and Equipment	1,861,149	1,904,406

	6,498,197	6,528,133
Less Accumulated Depreciation	2,014,323	1,759,175

	$4,483,874	$4,768,958

NOTE 5 - ACCRUED INTEREST RECEIVABLE

A summary of accrued interest receivable is as follows:

	2001	2000

Investment Securities	$273,441	$555,068
Loans	440,498	483,073

	$713,939	$1,038,141

NOTE 6 - DEPOSITS

A summary of deposits is as follows:

	2001	2000

Demand Deposits:
Noninterest-Bearing Accounts	$22,183,697	$18,541,376
NOW and MMDA Accounts	31,714,993	23,767,510
Savings Accounts	6,416,980	5,373,737

Total Demand Deposits	60,315,670	47,682,623

Term Deposits:
Less Than $100,000	51,721,945	49,809,443
$100,000 or More	18,992,270	17,567,374

Total Term Deposits	70,714,215	67,376,817

	$131,029,885	$115,059,440

As of December 31, 2001, the scheduled maturities of term deposits above are as follows:

2002	$39,985,783
2003	23,394,994
2004	5,052,420
2005	928,753
2006	1,352,265

$70,714,215

NOTE 7 - INTEREST EXPENSE

A summary of interest expense is as follows:

	2001	2000	1999

Deposits:
NOW and MMDA Accounts	$669,871	$911,896	$862,001
Savings Accounts	111,069	116,407	108,868
Term Deposits	4,035,644	3,531,340	2,959,521

Total Interest Expense on Deposits	4,816,584	4,559,643	3,930,390

Borrowings:
Federal Funds Purchased	-	36,016	-

Total Interest Expense on Borrowings	-	36,016	-

Total Interest Expense	$4,816,584	$4,595,659	$3,930,390

NOTE 8 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

First Central Bank has sold certain investment securities with agreements to repurchase primarily on an overnight basis to selected depositors totaling $819,933 and $257,759 as of December 31, 2001 and 2000, respectively.

Securities sold under agreements to repurchase averaged approximately $814,000 and $738,000 during 2001 and 2000, respectively. The maximum amounts outstanding at any month-end during 2001 and 2000 were approximately $946,000 and $4,375,000, respectively.

NOTE 9 - INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate as follows:

	2001		2000		1999

		Percent		Percent		Percent
		of Pretax		of Pretax		of Pretax
	Amount	Income	Amount	Income	Amount	Income

Federal Income Tax at
Statutory Rate	$551,051	34.0%	$707,018	34.0%	$621,567	34.0%
Tax Exempt Income	(27,966)	(1.7)	(22,681)	(1.2)	(22,442)	(1.2)
State Income Taxes, Net	64,181	4.0	82,347	4.0	68,470	3.7
Other, Net	714	-	15,710.8		(21,871)	(1.2)

	587,980	36.3%	782,394	37.6%	645,724	35.3%

Income Taxes Consist of:
Current	673,867		789,809		631,641
Deferred (Benefit)	(85,887)		(7,415)		14,083

$ 587,980			$782,394		$645,724

The net deferred tax asset in the December 31, 2001 and 2000 consolidated balance sheets includes the following components:

	2001	2000

Deferred Tax Assets:
Provision for Loan Losses	$283,444	$211,687
Deferred Loan Fees	16,645	6,684
Capitalized Loan Interest on Building	8,098	-
Other	1,576	-
Unrealized Holding Loss on Investment Securities	-	111,101

Total Deferred Tax Assets	309,763	329,472

Deferred Tax Liabilities:
Depreciation	77,081	83,573
FHLB Stock Dividends	56,295	46,501
Prepaid Items	24,480	26,805
Unrealized Holding Gain on Investment Securities	11,685	-
Other	18,720	14,192

Total Deferred Tax Liabilities	188,261	171,071

Net Deferred Tax Assets	$121,502	$158,401

NOTE 10 - RETIREMENT PLAN

First Central Bank has a profit sharing retirement plan which allows for discretionary contributions by First Central Bank as determined annually by its board of directors.  The plan also allows for voluntary (401(k)) contributions by employees up to fifteen percent of their compensation.  First Central Bank’s contributions to the plan for the years ended December 31, 2001, 2000, and 1999 are as follows:

	401(k) Matching	Profit Sharing	Total

2001	$ 8,388	$ 80,371	$ 88,759
2000	$ 10,084	$ 86,282	$ 96,366
1999	$ 7,452	$ 70,484	$ 77,936

NOTE 11 - REGULATORY MATTERS

First Central Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Central Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Central Bank must meet specific capital guidelines that involve quantitative measures of First Central Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  First Central Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Central Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).  Management believes, as of December 31, 2001, that First Central Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, First Central Bank is categorized as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, First Central Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that date that management believes have changed First Central Bank’s category.

First Central Bank’s actual capital amounts and ratios are also presented in the table.  All amounts are in thousands of dollars.

					To Be Well
			To Comply With		Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirements		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2001:
Total Capital
(to Risk-Weighted Assets)	$12,403	12.7%	$7,810	>8.0%	$9,763	>10.0%
Tier I Capital
(to Risk-Weighted Assets)	$11,436	11.7%	$3,905	>4.0%	$5,858	>6.0%
Tier I Capital
(to Average Assets)	$11,436	8.1%	$4,214	>5.0%	$7,023	>5.0%

As of December 31, 2000:
Total Capital
(to Risk-Weighted Assets)	$11,450	13.3%	$6,875	>8.0%	$8,594	>10.0%
Tier I Capital
(to Risk-Weighted Assets)	$10,712	12.5%	$3,438	>4.0%	$5,157	>6.0%
Tier I Capital
(to Average Assets)	$10,712	8.8%	$6,093	>5.0%	$6,093	>5.0%

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107), which requires First Central to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated statements of financial condition, for which it is practicable to estimate fair value.

According to SFAS No. 107, a financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both:  (1) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity, or to exchange other financial instruments on potentially favorable terms with the first entity.

SFAS No. 107 also states that the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Quoted market prices in an active market, if available, are the best evidence of the fair value of financial instruments. For financial instruments that do not trade regularly, management’s best estimate of fair value is based on either the quoted market price of a financial instrument with similar characteristics or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

For First Central Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined above.  However, a large majority of those assets and liabilities do not have an active trading market nor are their characteristics similar to other financial instruments for which an active trading market exists.  In addition, it is First Central Bank’s practice and intent to hold the majority of its financial instruments to maturity and not to engage in trading or sales activities.  Therefore, much of the information as well as the amounts disclosed below are highly subjective and judgmental in nature.  The subjective factors include estimates of cash flows, risks characteristics, credit quality, and interest rates, all of which are subject to change.  Because the fair value is estimated as of December 31, 2001 and 2000, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

The estimates of fair value are based on existing financial instruments without attempting to estimate the value of anticipated future business or activity nor the value of assets and liabilities that are not considered financial instruments.  For example, the value of mortgage loan servicing rights and the value of First Central Bank’s long-term relationships with depositors, commonly known as core deposit intangibles, have not been considered in the estimates of fair values presented below.  In addition, the tax implications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been included in the estimated fair values below.

The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

Cash and Cash Equivalents - Cash and cash equivalents include cash and due from banks, and interest-bearing deposits with banks.  For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

Investment Securities - Quoted market prices are used to determine the estimated fair value of investment securities.

Net Loans - The estimated fair value of fixed rate mortgage loans and commercial loans is calculated by discounting future cash flows to their present value.  Future cash flows, consisting of both principal and interest payments, are discounted using current Bank rates for similar loans with similar maturities.

The estimated fair value of variable rate loans is considered equal to recorded book value.

Fixed rate installment loans have an average maturity of less than three years, a relatively stable average interest rate, and a variety of credit risks associated with them.  The fair value of these loans is estimated by discounting future estimated cash flows to their present value using current Bank rates for similar loans with similar maturities.

The estimated fair value of the allowance for loan losses is considered to be recorded book value.  Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

Deposits - The estimated fair value of demand, savings, NOW, and money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar maturities.

Securities Sold Under Agreements to Repurchase - Securities sold under agreements to repurchase are short-term in nature and recorded book value is considered to approximate fair value.

Off-Balance-Sheet Loan Commitments - The fair value of loan commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  The face value compared to the fair value of these items is not material to First Central as of December 31, 2001 and 2000.

The recorded book value and estimated fair value of First Central’s financial instruments as of December 31 are as follows:

	2001		2000

	Recorded	Estimated	Recorded	Estimated
	Book	Fair	Book	Fair
	Value	Value	Value	Value

FINANCIAL ASSETS:
Cash and Cash Equivalents	$17,456,470	$17,456,470	$10,769,424	$10,769,424
Investment Securities	$31,559,011	$31,559,011	$33,613,495	$33,613,495
Net Loans	$89,508,746	$89,751,198	$76,069,878	$76,072,629
FINANCIAL LIABILITIES:
Deposits	$131,029,885	$132,819,703	$115,059,440	$115,108,958
Securities Sold Under Agreements to Repurchase	$819,933	$819,933	$247,759	$257,759

NOTE 13 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

First Central Bank’s primary business activity is with customers located within East Tennessee. Note 2 discusses the types of securities that First Central Bank invests in. Note 3 discusses the types of lending that First Central Bank engages in. First Central Bank does not have any significant concentrations to any one industry or customer.

NOTE 14 - CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed financial information of First Central Bancshares, Inc. (parent company only) is as follows:

CONDENSED BALANCE SHEET
December 31, 2001

Assets:
Demand Balance With Subsidiary	$17,147
Accounts Receivable - Subsidiary	-
Prepaid Income Taxes	8,353
Investment in Subsidiary	11,436,476

Total Assets	$11,461,976

Liabilities:
Accrued Expenses	$43

Total Liabilities	43

Shareholders’ Equity:
Common Stock - Par Value $5.00,
Authorized 2,000,000 Shares; 564,361 Shares Issued	2,821,805
Capital in Excess of Par Value	5,430,199
Treasury Stock, at Cost; 17,333 Shares (5,000 in 2000)	(430,646)
Retained Earnings	3,640,575

Total Shareholders’ Equity	11,461,933

Total Liabilities and Shareholders’ Equity	$11,461,976

CONDENSED STATEMENT OF INCOME
Year Ended December 31, 2001

Expenses	$13,496

Loss Before Equity in Undistributed Earnings of Subsidiary	(13,496)
Undistributed Earnings of Subsidiary	1,046,253

Net Income	$1,032,757

CONDENSED STATEMENT OF CASH FLOWS
Year Ended December 31, 2001

Operating Activities:
Net Income	$1,032,757

Adjustments to Reconcile Net Income to
Net Cash Used in Operating Activities:
Undistributed Earnings of Subsidiary	(1,046,253)
Decrease in Prepaid Income Taxes	2,369
Increase in Accrued Expenses	28

Total Adjustments	(1,043,856)

Net Cash Used in Operating Activities	(11,099)

Financing Activities:
Dividends Received	322,000
Purchase of Treasury Stock	(300,646)

Net Cash Provided by Financing Activities	21,354

Net Increase in Demand Account Balance With Subsidiary	10,255
Demand Account Balance With Subsidiary, Beginning of Year	6,892

Demand Account Balance With Subsidiary, End of Year	$17,147

NOTE 15 - STOCK DIVIDENDS

The Holding Company did not declare a dividend in 2001. During 2000, the Holding Company’s board of directors approved the issuance of a ten percent stock dividend to shareholders of record as of February 14, 2000.  The stock dividend was for 51,080 shares of common stock issued at $26 per share.  Retained earnings were reduced by $1,328,080 in 2000 as a result of the stock dividend. The Holding Company did not declare a dividend in 1999.

NOTE 16 – TREASURY STOCK

During 2001, the Holding Company’s board of directors approved the purchase of 17,333 shares of its common stock at a total cost of $430,646, which was funded by cash dividends from the subsidiary bank and the sale of 5,000 shares of its common stock for $130,000, acquired in 2000.  During 2000, the Holding Company’s board of directors approved the purchase of 5,000 shares of its common stock at $26 per share, which was funded by a cash dividend from the subsidiary.

NOTE 17 – STOCK OPTION PLAN

At the April 20, 2000 annual shareholders’ meeting, shareholders approved the designation of 25,000 common stock shares of First Central Bancshares, Inc. for stock options for employees, to be awarded at the discretion of the board of directors.  No options have been granted to date.

NOTE 18 - BRANCH SALE

First Central Bank and the Holding Company entered into an agreement, effective October of 1999, to sell the Sweetwater branch.  The total consideration of approximately $1,500,000 was for the opportunity to acquire the branch and for the branch itself and was payable in two components. The buyer paid $300,000 (received in 1999) upon the execution of the agreement. The $300,000 amount was nonrefundable, and as such, was recorded in the 1999 consolidated statement of income as Income From Non-Refundable Deposit on Sale of Branch. The remaining approximate $1,200,000 was paid at the closing of the transaction in June of 2000. In addition, the buyer paid $167,188 for the operating loss of the branch from the date of the agreement to the closing. Of this amount, $40,262, which was for the 1999 loss from the agreement date to December 31, 1999, is included in the $434,797 gain on sale of branch. The remainder, which was $126,926 and represented the loss of the branch from January 2000 to the closing in June of 2000, eliminated the loss of the branch for the year 2000.

NOTE 19 - EMPLOYMENT AGREEMENTS

First Central Bank has entered into employment agreements with the chairman, president, and one other officer of First Central Bank.  The agreements contain various provisions related to salary, benefits, and non-compete clauses.

APPENDIX A

AGREEMENT AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

 THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 23rd day of December, 2002, by and between FIRST CENTRAL BANCSHARES, INC., a Tennessee business corporation (hereinafter "First Central") and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter "United").

R E C I T A L S:

WHEREAS, the respective boards of directors of First Central and United deem it advisable and in the best interests of each such entity and their respective shareholders that First Central merge with United (the "Merger"), with United being the surviving corporation and with each of the issued and outstanding shares (other than treasury shares) of common stock, $5.00 par value per share, of First Central ("First Central Stock") being converted into 1.5060 shares of the authorized common stock, $1.00 par value per share, of United ("United Stock") and $16.4584 in cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement"); and

WHEREAS, the boards of directors of the respective entities believe that the merger of First Central and United and the synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the "Closing Date"), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE I

MERGER

Pursuant to the terms and conditions provided herein, on the Closing Date First Central shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement.  The surviving corporation following the Merger will operate under the articles of incorporation of United and will be the parent holding company of First Central Bank, a Tennessee banking corporation, United Community Bank, a Georgia banking corporation and United Community Bank, a North Carolina banking corporation, the latter two of which are wholly-owned subsidiaries of United.  Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of First Central Stock:  (a) 821,579 shares of United Stock to be issued upon conversion of the shares of First Central Stock; and (b) $8,978,683 to make cash payments, and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that unless and until a holder of First Central Stock entitled to receive United Stock and cash payments pursuant to the Merger shall have surrendered his First Central Stock certificate(s) or unless otherwise required by law, the holder of such certificate(s) shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares.  If any First Central Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed First Central Stock certificate to provide an appropriate affidavit and to deliver an appropriate indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such First Central Stock certificate.

ARTICLE I

OTHER AGREEMENTS

3.1          Registration of United Stock.  United agrees to file with the Securities and Exchange Commission (the "SEC") as soon as reasonably practical a registration statement (the "United Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of First Central pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date.  United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger.  First Central agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of First Central, together with the audited financial statements of First Central, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement.  The United Registration Statement shall not cover resales of United Stock by any of the shareholders of First Central, and United shall have no obligation to cause the United

Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

3.2          Meeting of Shareholders of First Central.  First Central shall call a special meeting of its shareholders (the "Special Meeting") to be held not more than forty-five (45) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval.  In connection with the Special Meeting, United and First Central shall prepare and submit to the First Central shareholders a notice of meeting, proxy statement and proxy (the "First Central Proxy Materials"), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3          Absence of Brokers.  Each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby.  Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4          Access to Properties, Books, Etc.  Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations.  Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist the other party in making any such investigation.  During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made.  No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5          Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6          Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7          Expenses.  All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by United.  All expenses incurred by First Central in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the cost of reproducing and mailing the First Central Proxy Materials, shall be paid by First Central.

3.8          Preservation of Goodwill.  Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9          Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

3.10          Agreement by First Central Executive Officers and Directors.  Each of the directors and executive officers of First Central will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees:  (a) to recommend, subject to their fiduciary duty, to First Central shareholders approval of the Merger; (b) to vote the capital stock of First Central owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

3.11          Press Releases.  Prior to the Effective Date, First Central and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.12          Employee Benefits and Contracts.  Following the Effective Date, United shall provide generally to officers and employees of First Central who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees.  Subject to applicable legal requirements, United will take action to enable the employees of First Central who continue employment with United to transfer their proceeds from any First Central profit sharing plan or 401(k) plan into a similar United plan or a separate third party IRA, provided that the First Central board must adopt resolutions to terminate the First Central 401(k) plan and the profit sharing plan prior to the Closing Date.  For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with First Central prior to the Effective Date shall be counted.  United shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the First Central Disclosure Memorandum between First Central and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12.  If, during the calendar year in which falls the Effective Date, United shall terminate any "group health plan", within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Central employees participated immediately prior to the Effective Date (a "First Central Plan"), United shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Central employee’s participation in the First Central Plan prior to the Effective Date for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Central employee under a First Central Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan.  United also shall be considered a successor employer for and shall provide to "qualified beneficiaries", determined immediately prior to the Effective Date, under any First Central Plan appropriate "continuation coverage" (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the First Central Plan or any successor group health plan maintained by United.

3.13          Directors of First Central Bank.  Upon the Merger, the board of directors of First Central Bank in place at that time shall remain the directors of First Central Bank to serve in accordance with the articles and bylaws and each of such director’s compensation, as set forth on the First Central Disclosure Memorandum, shall remain the same.

3.14          Directors and Officers Insurance.  United shall provide director and officer insurance coverage, without regard to when events that gave rise to any claim under such insurance occurred, to the persons who are officers and directors of First Central at the time of the Closing Date.

3.15          Termination of Employees of First Central.  If United terminates without cause a prior employee of First Central who becomes an employee of United by reason of the Merger within one year of the Closing Date, United agrees to pay to such employee a severance payment which amounts to the total of one months salary for each consecutive full year the employee was employed by First Central.  Notwithstanding the forgoing, nothing in this Section 3.15 is intended to or shall confer upon any third parties hereto (including, without limitation, any employees of First Central) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Section 3.15.

3.16          Certain Employment Agreements.  United hereby agrees to assume the Agreement by and between First Central and Joseph Y. Hamdi, dated June 28, 2001, and the Employment Agreement by and between First Central and Barbara H. Hall, dated November 16, 2000.

  ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST CENTRAL

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, First Central represents, warrants, covenants and agrees as follows:

4.1          First Central Disclosure Memorandum.  By January 10, 2003, First Central will deliver to United a memorandum (the "First Central Disclosure Memorandum") containing certain information regarding First Central as indicated at various places in this Agreement.  All information set forth in the First Central Disclosure Memorandum or in documents incorporated by reference in the First Central Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Central under this Article IV.  The information contained in the First Central Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable.  All information in each of the documents and other writings furnished to United pursuant to this Agreement or the First Central Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading.  First Central shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the First Central Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.  First Central agrees that upon receipt of the First Central Disclosure Memorandum, United shall have until January 17, 2003 to review the First Central Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the content of such memorandum would be detrimental to United.

4.2           Corporate and Financial.

4.2.1          Authority.  Subject to the approval of various federal regulators and First Central Shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to First Central, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Central; (b) violate any provision of the charter or bylaws of First Central; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which First Central is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Central; or (d) constitute a violation of any order, judgment or decree to which First Central is a party, or by which First Central or any of its assets or properties are bound.  Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of First Central, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.2          Corporate Status.  First Central is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has no direct or indirect subsidiaries other than First Central Bank, and the wholly-owned subsidiary of First Central Bank, FCB Financial Services, Inc., a Tennessee business corporation ("FCB").  First Central Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has no direct or indirect subsidiaries other than FCB.  FCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has no direct or indirect subsidiaries.  First Central, First Central Bank and FCB have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.3          Capital Structure.    (a) First Central has authorized capital stock consisting solely of 2,000,000 shares of common stock, par value $5.00 per share, of which 545,538shares are issued and outstanding as of the date hereof, exclusive of 18,823 shares held as treasury stock.  There are no currently outstanding options.  First Central Bank has authorized capital stock consisting solely of 2,000,000 shares of common stock, par value $5.00 per share ("First Central Bank Stock"), of which one share is issued and outstanding as of the date hereof.  FCB has authorized capital stock consisting solely of 1,000 shares of common stock, no par value per share ("FCB Stock"), of which all are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of First Central Stock, First Central Bank Stock and FCB Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of First Central Stock, First Central Bank Stock and FCB Stock previously issued.  None of the shares of First Central Stock, First Central Bank Stock or FCB Stock has been issued in violation of any preemptive or other rights of its respective shareholders.  All of the issued and outstanding shares of First Central Bank Stock are owned by First Central and all of the issued and outstanding shares of FCB Stock are owned by First Central Bank.

(b)          First Central does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of First Central, or any other securities or debt, of First Central, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  First Central is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no agreement, arrangement or understanding to which First Central is a party restricting or otherwise relating to the transfer of any shares of capital stock of First Central.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of First Central, which have been purchased or redeemed by First Central have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of First Central.

4.2.4          Corporate Records.  The stock records and minute books of First Central, whether heretofore or hereafter furnished or made available to United by First Central, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of First Central; (c) correctly show all corporate action taken by the directors and shareholders of First Central (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books.  All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5          Tax Returns; Taxes.  (a) First Central has duly filed:  (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations.  Such returns or reports are, and when filed will be, true, complete and correct, and

First Central has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports.  All federal, state and local taxes and other governmental charges paid or payable by First Central have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  Adequate reserves for the payment of taxes have been established on the books of First Central for all periods through the date hereof, whether or not due and payable and whether or not disputed.  Until the Closing Date, First Central shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  First Central has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of First Central, there is no threatened claim against First Central or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2002 First Central Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto.  There are no waivers or agreements by First Central for the extension of time for the assessment of any taxes.  The federal income tax returns of First Central have not been examined by the Internal Revenue Service for any period since December 31, 1997 and no tax return is currently the subject of an audit.

(b)          Except as set forth in the First Central Disclosure Memorandum, proper and accurate amounts have been withheld by First Central from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by First Central for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

4.2.6          Financial Statements.  First Central has delivered to United true, correct and complete copies of the audited financial statements of First Central for the years ended December 31, 2001, 2000 and 1999, and the unaudited financial statements of First Central for the nine (9) month period ended September 30, 2002, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows (the unaudited financial statements for the nine (9) month period ended September 30, 2002 being herein referred to as the "2002 First Central Financial Statements").  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, except for the 2002 First Central Financial Statements, which are subject to normal year end adjustments, and all of the financial statements present fairly the assets, liabilities and financial condition of First Central as of the dates indicated therein and the results of its operations for the respective periods then ended.

4.2.7          Regulatory Reports.  First Central has made available to United for review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by First Central Bank with the Federal Deposit Insurance Corporation (the "FDIC") for each of the three years ended December 31, 2001, 2000 and 1999, together with all such other reports filed for the same three-year period with the Tennessee Department of Financial Institutions (the "Tennessee Department"), and other applicable regulatory agencies and the Form F.R. Y-6 filed by First Central with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for each of the three (3) years ended December 31, 2001, 2000, and 1999 (collectively, the "First Central Reports").  All of the First Central Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

4.2.8          Accounts.  The First Central Disclosure Memorandum contains a list of each and every bank and other institution in which First Central maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9          Notes and Obligations.  (a) Except as set forth in the First Central Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by First Central or due to it shown in the 2002 First Central Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim.  Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date.  All such notes and obligations were entered into by First Central in the ordinary course of its business and in compliance with all applicable laws and regulations and no tax return is currently the subject to an audit.

(b)          First Central has established a loss reserve in the 2002 First Central Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of First Central to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.  Except as described in the First Central Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by First Central, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2002 First Central Financial Statements, established on or before such date in good faith by First Central, in accordance with generally accepted accounting principles.

4.2.10          Liabilities.  First Central has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of First Central, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to:  (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by First Central or any other entity covering employees of First Central; or (d) environmental liabilities, except:  (i) those reflected in the 2002 First Central Financial Statements; and (ii) as disclosed in the First Central Disclosure Memorandum.

4.2.11          Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in the First Central Disclosure Memorandum, since September 30, 2002:

(a)          there has been no change in the business, assets, liabilities, results of operations or financial condition of First Central, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which may have, a material adverse effect on such businesses or properties;

(b)          there has been no material damage, destruction or loss to the assets, properties or business of First Central, whether or not covered by insurance, which has had, or which may have, an adverse effect thereon;

(c)          the business of First Central has been operated in the ordinary course, and not otherwise (for the purposes of this paragraph, payments of up to $200,000 to employees for profit sharing proceeds, bonuses and other similar payments shall be considered in the ordinary course);

(d)          the properties and assets of First Central used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)          the books, accounts and records of First Central have been maintained in the usual, regular and ordinary manner;

(f)          there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of First Central;

(g)          there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by First Central to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of First Central earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)          there has been no change in the charter or bylaws of First Central or First Central Bank;

(i)          there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of First Central, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving First Central, or affecting its operations;

(j)          there has been no issuance, sale, repurchase, acquisition, or redemption by First Central of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)          there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of First Central or assumed by it with respect to any asset or assets;

(l)          there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by First Central which would be required to be reflected on a balance sheet of First Central prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

(m)          no obligation or liability of First Central has been discharged or satisfied, other than in the ordinary course of business;

(n)          there have been no sales, transfers or other dispositions of any asset or assets of First Central, other than sales in the ordinary course of business; and

(o)          there has been no amendment, termination or waiver of any right of First Central under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

4.2.12          Litigation and Proceedings.  Except as set forth on the First Central Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of First Central, threatened against, by or affecting First Central, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of First Central or relating to the business or affairs of First Central, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does First Central have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13          Proxy Materials.  Neither the First Central Proxy Materials nor other materials furnished by First Central to the First Central shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of First Central Stock and through the acquisition of shares of First Central Stock by United pursuant to the Merger, contain with respect to First Central any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.3          Business Operations.

4.3.1          Customers.  There are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in First Central’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the First Central Disclosure Memorandum.

4.3.2          Permits; Compliance with Law.  (a) First Central has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for First Central to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of First Central, threatened.

(b)          First Central has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on First Central.  The First Central Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of First Central, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission.  No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of First Central to conduct its business.

(c)          Except as set forth in the First Central Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of First Central to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of First Central, threatened.

4.3.3          Environmental.  (a) Except as set forth in the First Central Disclosure Memorandum, First Central:

(i)          has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous

Material on, in, under or from any properties or facilities currently owned or leased by First Central or adjacent to any properties so owned or leased; and

(ii)          has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by First Central.

(b)          Except as set forth in the First Central Disclosure Memorandum, neither First Central nor any of its officers, directors, employees or agents, in the course of such individual’s employment by First Central, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has First Central foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

(c)          Except as set forth in the First Central Disclosure Memorandum, neither First Central, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which First Central holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(d)          The term "Hazardous Material" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials.  However, the term "Hazardous Material" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

4.3.4          Insurance.  The First Central Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, First Central or through First Central for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds.  All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth in the First Central Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of First Central and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary.  First Central will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  First Central has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since its inception with respect to the business and affairs of First Central.

4.4          Properties and Assets.

4.4.1          Contracts and Commitments.  The First Central Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with First Central in the ordinary course of business), to which First Central is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days.  Each such contract, agreement, guaranty and commitment of First Central is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination.  First Central has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments.  A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2          Licenses; Intellectual Property.  First Central has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the First Central Disclosure Memorandum, First Central is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by First Central or presently expected to be used by it in the future.  All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by First Central, are listed in the First Central Disclosure Memorandum.  First Central has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

4.4.3          Personal Property.  First Central has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2002 First Central Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except:  (a) those referred to in the notes to the 2002 First Central Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of First Central, is claimed to exist);

(b) those described in the First Central Disclosure Memorandum; and (c) liens for taxes not due and payable.

4.4.4          First Central Leases.  (a) All leases (the "First Central Leases") pursuant to which First Central is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the First Central Leases any default or any claimed default by First Central, or event of default or event which with notice or lapse of time, or both, would constitute a default by First Central and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)          The copies of the First Central Leases heretofore or hereafter furnished or made available by First Central to United are true, correct and complete, and the First Central Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)          Except as set forth in the First Central Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for First Central to enter into new leases of real property or to renew or amend existing First Central Leases prior to the Closing Date.

4.4.5          Real Property. (a) First Central does not own any interest in any real property (other than as lessee) except as set forth in the First Central Disclosure Memorandum (such properties being referred to herein as "First Central Realty").  Except as disclosed in the First Central Disclosure Memorandum, First Central has good title to the First Central Realty and the titles to the First Central Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the First Central Disclosure Memorandum.  First Central has not encumbered the First Central Realty since the effective dates of the respective title insurance policies.

(b)          Except as set forth in the First Central Disclosure Memorandum, the interests of First Central in the First Central Realty and in and under each of the First Central Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of First Central, threatened action at law or in equity.

(c)          The present and past use and operations of, and improvements upon, the First Central Realty and all real properties included in the Leased Properties (the "First Central Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the First Central Realty, the First Central Leased Real Properties or their uses.

(d)          Except as set forth in the First Central Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, First Central with respect to any Lease pursuant to which it is lessor or lessee.

(e)          First Central is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the First Central Realty or the First Central Leased Real Properties which may adversely affect the First Central Realty or the First Central Leased Real Properties or the current or currently contemplated use thereof.

(f)          The buildings and structures owned, leased or used by First Central are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of First Central.

4.5          Employees and Benefits.

4.5.1          Directors or Officers of Other Corporations.  Except as set forth in the First Central Disclosure Memorandum, no director, officer, or employee of First Central serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of First Central or any of its subsidiaries.

4.5.2          Employee Benefits.  (a) Except as set forth in the First Central Disclosure Memorandum, First Central does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

(b)          The First Central Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by First Central (collectively, "ERISA Plans").  True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)          First Central is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA.  First Central does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued under ERISA and the Code.  With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of First Central, threatened involving such ERISA Plan or any of its fiduciaries.  With respect to each ERISA Plan, neither First Central nor any of its directors, officers, employees or agents, nor any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)          Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the First Central Disclosure Memorandum.  With respect to each Employee Pension Benefit Plan, except as set forth on the First Central Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)          As of the Closing Date, with respect to each ERISA Plan, First Central will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of First Central representing a projection of claims expected to be incurred under such ERISA Plan.

(g)          Except as disclosed on the First Central Disclosure Memorandum, First Central does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of First Central beyond their retirement or other termination of service with First Central other than:  (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)          Neither this Agreement nor any transaction contemplated hereby will:  (i) entitle any current or former employee, officer or director of First Central to severance pay, unemployment compensation or any similar or other payment, except with respect to Sections 3.15 and 3.16 hereof; or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3          Labor-Related Matters.  Except as described in the First Central Disclosure Memorandum, First Central is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, First Central.  First Central has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees.  First Central has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  There are no unfair labor practice charges pending or threatened against First Central, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, First Central with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by First Central as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4          Related Party Transactions.  Except for:  (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by First Central with other persons who are not affiliated with First Central, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of First Central at the time such deposits were entered into; and (c) transactions specifically described in the First Central Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of First Central).

4.6          Other Matters.

4.6.1          Regulatory Reports.  First Central will make available to United for review and inspection all applications, reports or other documents filed by it or First Central Bank or FCB for each of its past three full fiscal years with any regulatory or governmental agencies.  All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

4.6.2          Approvals, Consents and Filings.  Except for the approval of the Federal Reserve, the Tennessee Department and the Department of Banking and Finance of the State of Georgia (the "Georgia Department"), or as set forth in the First Central Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will:  (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Central, or any of First Central’s assets.

4.6.3          Default. (a) Except for those consents described in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which First Central is a party or by which First Central or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of First Central; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of First Central.

(b)          First Central is not in default under its charter or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which First Central is a party or by which it or any of its property is bound.

4.6.4          Representations and Warranties.  No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of First Central pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF FIRST CENTRAL PENDING CLOSING

Except as expressly otherwise provided herein, First Central covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1          Conduct of Business.  First Central will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2          Maintenance of Properties.  First Central will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

5.3          Insurance.  First Central will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

5.4          Capital Structure.  No change will be made in the authorized or issued capital stock or other securities of First Central, and First Central will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of First Central.

5.5          Dividends.  No dividend, distribution or payment will be declared or made in respect to the First Central Stock and First Central will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6          Amendment of Articles; Corporate Existence.  First Central will not amend its charter or bylaws, and First Central will maintain its corporate existence and powers.

5.7          No Acquisitions.  First Central shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

5.8          No Dispositions.  First Central will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and First Central will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9          Banking Arrangements.  No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10          Contracts.  Except for renewals of existing contracts in effect as of the date hereof, or entering into a contract for the purpose of substituting a vendor under any such existing contract, First Central will not, without the express written consent of United, enter into any contract of the kind described in Section 4.4.1 hereof.

5.11          Books and Records.  The books and records of First Central will be maintained in the usual, regular and ordinary course.

5.12          Advice of Changes.  First Central shall promptly advise United orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of First Central.

5.13          Reports.  First Central shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14          No Severance or Termination Payments.  First Central shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to First Central to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1          Corporate Status.  United is a business corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.  United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

6.2          Authority.  Subject to the approval of various state and federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)          violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(b)          violate any provision of the charter or bylaws of United;

(c)          conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(d)          constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of First Central, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3          Capital Structure.  (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 50,000,000 shares of common stock, par value $1.00 per share, of which 21,272,854 shares are issued and outstanding as of the date hereof, exclusive of 533,070 shares held as treasury shares, 280,000 shares are reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006 (the "2006 Debentures") and 1,512,005 shares are reserved for issuance upon the exercise of outstanding options (the "United Stock Options") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 172,600 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued.  None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

(b)          Except for the 2006 Debentures and the United Stock Options, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4          Financial Statements.  United has delivered to First Central true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2001, 2000, and 1999, and the unaudited financial statements of United for the three (3) month period ended March 31, 2002, the six (6) month period ended June 30, 2002, and the nine (9) month period ended September 30, 2002, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes (the unaudited financial statements for the nine (9) months ended September 30, 2002 being referred to as the "2002 United Financial Statements").  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

6.5          Permits; Compliance with Law.  (a) United has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for United to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of United, threatened.

(b)          United has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on United, and United has received no notice or warning from any governmental authority with respect to any failure or alleged failure of United to comply in any respect with any law, regulation or order nor is any such notice or warning proposed or, to the knowledge of United, threatened.

6.6          Litigation and Proceedings.  There are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of United, threatened against, by or affecting United, any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of United or relating to the business or affairs of United, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does United have any unasserted contingent liabilities, which may have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.7          Default.  (a) Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

(b)          No default exists under United’s charter or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which United is a party or by which it or any of its property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.8          Disclosure Reports.  United has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has delivered to First Central copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (and those portions of its 2001 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

(b)          the Proxy Statement for its Annual Meeting of Shareholders held on April 25, 2002, filed pursuant to Section 14 of the Act; and

(c)          its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed pursuant to Section 13 of the Act.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2001, and are herein collectively referred to as the "United SEC Reports".  The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

6.9          No Material Adverse Change.  Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

6.10          Representations and Warranties.  No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to First Central in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1          Veracity of Representations and Warranties.  The representations and warranties of First Central contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

7.2          Performance of Agreements.  First Central shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3          Certificates, Resolutions, Opinion.  First Central shall have delivered to United:

(a)          a certificate executed by the President and Secretary of First Central, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)          duly adopted resolutions of the Board of Directors and shareholders of First Central certified by the Secretary thereof, dated the Closing Date:  (i) authorizing and approving the execution of this Agreement (with respect to the directors of First Central) and the Merger Agreement (with respect to the directors and shareholders of First Central) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms; and (ii) authorizing all other necessary and proper corporate action to enable First Central to comply with the terms hereof and thereof;

(c)          certificates of the valid existence of First Central and First Central Bank under the laws of Tennessee, executed by the Secretary of State and the Tennessee Department, and dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Tennessee, dated not more than five (5) business days prior to the Closing Date, certifying that First Central has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Miller & Martin LLP, counsel for First Central, dated the Closing Date, in the form attached hereto as Exhibit C.

7.4          Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the First Central Stock.

7.5          Regulatory Approvals.  United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Tennessee Department and the Georgia Department, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

7.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

7.7           Certificate of Merger.  The Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code and the Tennessee Business Corporation Act.

7.8          Accountants’ Letter.  United shall have received a letter from Pugh & Company P.C., dated the Closing Date, to the effect that:  At the request of First Central they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of First Central, as follows:

(a)          read the unaudited balance sheets, statements of income, statements of cash flows and statements of comprehensive income of First Central from December 31, 2001 through the date of the most recent monthly financial statements available in the ordinary course of business;

(b)          read the minutes of the meetings of shareholders and Board of Directors of First Central from December 31, 2001 to said date not more than five (5) business days prior to the Closing Date; and

(c)          consulted with certain officers and employees of First Central responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)          such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2002 First Central Financial Statements;

(ii)          as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of First Central, in each case as compared with the amounts shown in the 2002 First Central Financial Statements, are not different except as set forth in such letter, or

(iii)          for the period from December 31, 2001 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of First Central, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

7.9          Agreements with Certain Employees.  Ed F. Bell shall have entered into an employment agreement in the form satisfactory to United.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF FIRST CENTRAL

All of the obligations of First Central under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1          Veracity of Representations and Warranties.  The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

8.2          Performance of Agreements.  United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3          Certificates, Resolutions, Opinion.  United shall have delivered to First Central:

(a)          a certificate executed by the President and Secretary of United, dated the Closing Date, certifying in such detail as First Central may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)          duly adopted resolutions of the board of directors of United, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)          a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit D.

8.4          Shareholder Approval.  The Merger Agreement shall have been approved by the vote of the holders of at least a majority of First Central Stock.

8.5          Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Tennessee Department and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

8.7          Tax Opinion.  First Central shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to First Central, to the effect that:

(a)         The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(b)         No gain or loss will be recognized by holders of First Central Stock upon the exchange of such stock solely for United Stock as a result of the Merger;

(c)         Gain or loss will be recognized pursuant to Section 302 of the Code by holders of First Central Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters’ rights;

(d)         No gain or loss will be recognized by First Central as a result of the Merger;

(e)         The aggregate tax basis of United Stock received by shareholders of First Central pursuant to the Merger will be the same as the tax basis of the shares of First Central Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United; and

(f)          The holding period of the shares of United Stock received by the shareholders of First Central will include the holding period of the shares of First Central Stock exchanged therefor, provided that the stock of First Central is held as a capital asset on the date of the consummation of the Merger.

8.8          Certificate of Merger.  Each of the Secretary of State of the State of Georgia and the Secretary of State of the State of Tennessee shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code and the Tennessee Business Corporation Act.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

9.1          Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of First Central or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.  Unless the context otherwise requires, the representations and warranties required of First Central shall be required to be made, and shall be considered made, on behalf of First Central, First Central Bank and FCB.

9.2          Survival of Representations.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          the opinions of counsel referred to in Sections 7.3(e) and 8.3(e) of this Agreement;

(b)          any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)          the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

9.3          Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below.  Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

(a)	To First Central:	First Central Bancshares, Inc. 725 Highway 321 North Lenoir City, TN 37771-0230 Attention: Ed F. Bell Chairman and Chief Executive Officer Facsimile: (865) 986-0788
	With copies to:	Miller & Martin LLP 1200 One Nashville Place 150 Fourth Avenue, North Nashville, TN 37219-2433 Attention: Kathryn Reed Edge Facsimile: (615) 256-8197
	To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, GA 30512 Attention: Jimmy C. Tallent President Facsimile: (706) 745-1335
	With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, GA 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

9.4          Entire Agreement.  This Agreement and the Merger Agreement supersede all prior discussions and agreements between First Central and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between First Central and United with respect to the transactions contemplated herein and therein.

9.5          Waiver; Amendment.  Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by First Central, to waive or extend the time for the fulfillment by First Central of any or all of First Central’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  Prior to or on the Closing Date, First Central shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Central under this  Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

In addition to the termination rights set forth in Section 4.1, this Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

10.1          Material Adverse Change.

(a)          By United, if, after the date hereof, a material adverse change in the financial condition or business of First Central shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of First Central Stock, or if First Central shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)          By First Central, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

10.2          Noncompliance.

(a)          By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by First Central before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.

(b)          By First Central, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by First Central.

10.3          Failure to Disclose.

(a)          By United, if it learns of any fact or condition not disclosed in this Agreement, the First Central Disclosure Memorandum, or the 2002 First Central Financial Statements, which was required to be disclosed by First Central pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of First Central which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

(b)          By First Central, if it learns of any fact or condition not disclosed in this Agreement or the 2002 United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.4          Adverse Proceedings.  By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of First Central or United makes consummation of the transactions herein contemplated inadvisable.

10.5          Termination Date.  By either party, if the Closing Date shall not have occurred on or before June 30, 2003.

10.6          Dissenters.  By United, if the holders of more than five percent (5%) shares of the outstanding First Central Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the "fair value" of their shares.

10.7          Shareholders Vote.  By either party, if the Merger Agreement is not approved by the vote of the holders of First Central Stock as required by applicable law.

10.8          Environmental Liability of First Central.  By United, if it learns of any potential liability of First Central arising from noncompliance with any federal, state or local environmental law by First Central, or any potential liability of First Central arising from any environmental condition of the properties or assets of First Central, including any properties or assets in which First Central holds a security interest.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.  A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, First Central and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: /s/ Barbara Hall Secretary	FIRST CENTRAL BANCSHARES, INC. By: /s/ Ed F. Bell Ed F. Bell Chairman and Chief Executive Officer

(CORPORATE SEAL) ATTEST: /s/ Christian Zych Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this _____ day of ______________, 2003, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation ("United") and FIRST CENTRAL BANCSHARES, INC., a Tennessee corporation ("First Central," and together with United, the "Constituent Corporations").

R E C I T A L S:

WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which 21,272,854 shares are issued and outstanding, exclusive of 533,070 shares held as treasury shares, and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 172,600 shares are issued and outstanding; and

WHEREAS, the authorized capital stock of First Central consists of 2,000,000 shares of Common Stock, $5.00 par value per share, of which 545,538 shares are issued and outstanding, exclusive of 18,823 shares held as treasury shares, and no shares are subject to currently outstanding options (the "First Central Stock"); and

WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that First Central merge with and into United, with United being the surviving corporation; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of First Central, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of First Central for their approval; and

WHEREAS, United has agreed to issue shares of United Stock which shareholders of First Central will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.            MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia) and in the applicable provisions of Chapter 21 of the Tennessee Business

Exhibit A -- Page 1

Corporation Act, as amended, First Central (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into United (the "Merger").  United shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "United Community Banks, Inc."  On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.            ACTIONS TO BE TAKEN.

The acts and things required to be done by the Georgia Business Corporation Code and the Tennessee Business Corporation Act in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia and the articles of merger in Tennessee, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.            EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia and the articles of merger in Tennessee, relating hereto in the manner provided in the Georgia Business Corporation Code and the Tennessee Business Corporation Act (the "Effective Date").

4.          ARTICLES OF INCORPORATION AND BYLAWS OF THE
                            SURVIVING CORPORATION.

(a)            The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

(b)            Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.           MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL
                             STOCK; CAPITAL STRUCTURE OF THE SURVIVING
                             CORPORATION.

The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

(a)            In the Merger, the holders of First Central Stock shall receive, in exchange for their shares of First Central Stock, shares of United Stock and cash, and each share of First Central Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted upon the Effective Date into fully paid and nonassessable shares of United Stock and cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) below:

(1) 1.5060 shares of United Stock for each outstanding share of First Central Stock; and

Exhibit A -- Page 2

(2) $16.4584 in cash, without interest, per share of First Central Stock.

(b)            If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of First Central Stock shall be proportionately adjusted.

(c)            No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest.  In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $25.50.

(d)            As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of First Central Stock, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement.  Until such surrender, each such outstanding certificate which prior to the Effective Date represented First Central Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted as above provided, the right to receive cash as above provided, and the right to receive payment for fractional shares.

(e)            Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.            TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

Exhibit A -- Page 3

7.            FURTHER ASSIGNMENTS.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.            CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

(a)            Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of First Central Stock; and

(b)            All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between First Central and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.            TERMINATION.

This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificates of merger by the Secretary of State of Georgia and the Secretary of State of Tennessee with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code and the Tennessee Business Corporation Act.

10.            COUNTERPARTS; TITLE; HEADINGS.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.            AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholders of First Central, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of

Exhibit A -- Page 4

Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of First Central Stock shall be converted in the Merger pursuant to Section 5 hereof.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	UNITED COMMUNITY BANKS, INC. By:__________________________________ Jimmy C. Tallent President and Chief Executive Officer

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	FIRST CENTRAL BANCSHARES, INC. By:__________________________________ Ed F. Bell Chairman and Chief Executive Officer

Exhibit A -- Page 5

EXHIBIT B

United Community Banks, Inc.
P.O. Box 398
Blairsville, GA  30512

Gentlemen:

In connection with the proposed merger (the "Merger") of First Central Bancshares, Inc. ("First Central") with and into United Community Banks, Inc. ("United"), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and First Central (the "Reorganization Agreement"), the undersigned hereby covenants, represents and warrants as follows:

1.            Recommendation for Merger and Voting of First Central Stock.  The undersigned agrees to recommend to all holders of the capital stock of First Central ("First Central Stock") that they vote in favor of the Merger.  In addition, the undersigned agrees to vote any and all shares of First Central Stock owned or controlled by him in favor of the Merger.

2.            Compliance with Securities Laws.  The undersigned acknowledges that he will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United ("United Stock") received by him pursuant to the Merger only in compliance with the provisions of such Act and Rule.  The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

3.            Restrictive Legend.  The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,

[Director or Executive Officer]

Exhibit B -- Page 1

EXHIBIT C

(1)            First Central was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Tennessee.  First Central Bank was duly organized as a banking corporation, and is existing and in good standing, under the laws of the State of Tennessee.

(2)            First Central has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the "Reorganization Agreement") and the Agreement and Plan of Merger Agreement (the "Merger Agreement"), to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)            First Central has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by First Central thereunder, and has duly executed and delivered the Reorganization Agreement and the Merger Agreement.

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Tennessee is required for First Central’s execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Reorganization Agreement and the Merger Agreement are enforceable against First Central.

(6)            The authorized capital stock of First Central consists of 2,000,000 shares of common stock, $5.00 par value per share, with 564,361 shares issued and outstanding, of which 18,823 shares are held as treasury shares, and no shares are subject to currently outstanding options.  The authorized capital stock of First Central Bank consists of 2,000,000 shares of common stock, $5.00 par value per share, one share of which is issued and outstanding.  The authorized capital stock of FCB consists of 1,000 shares of common stock, no par value per share, of which 1,000 share are issued and outstanding.  All of the issued and outstanding capital stock of First Central, First Central Bank and FCB has been duly authorized and validly issued and is fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

Exhibit C -- Page 1

EXHIBIT D

(1)            United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)            United has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the "Reorganization Agreement") and the Agreement and Plan of Merger (the "Merger Agreement") to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)            United has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Reorganization Agreement and Merger Agreement:

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Reorganization Agreement and the Merger Agreement are enforceable against United.

(6)            The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Exhibit E -- Page 1

APPENDIX B

TENNESSEE DISSENTERS’ RIGHTS STATUTE

48-23-101 Definitions.

As used in this chapter, unless the context otherwise requires:

            (1)        “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

            (2)        “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

            (3)        “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

            (4)        “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

            (5)        “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

            (6)        “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

            (7)        “Shareholder” means the record shareholder or the beneficial shareholder.  [Acts 1986, ch. 887, § 13.01.]

48-23-102 Right to Dissent.

            (a)        A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

                        (1)        Consummation of a plan of merger to which the corporation is a party:

                                    (A)       If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

                                    (B)       If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

                        (2)        Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                        (3)        Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                        (4)        An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

                                    (A)       Alters or abolishes a preferential right of the shares;

                                    (B)       Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                                    (C)       Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                                    (D)       Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                                    (E)       Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16- 104; or

                        (5)        Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b)        A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

            (c)        Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.  [Acts 1986, ch. 887, § 13.02.]

48-23-103 Dissent By Nominees and Beneficial Owners.

            (a)        A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights.  The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

            (b)        A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

                        (1)        Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

                        (2)        Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.  [Acts 1986, ch. 887, § 13.03.]

48-23-201 Notice of Dissenters’ Rights.

            (a)        If proposed corporate action creating dissenters’ rights under § 48- 23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

            (b)        If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

            (c)        A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.  [Acts 1986, ch. 887, § 13.20.]

48-23-202 Notice of Intent to Demand Payment.

            (a)        If proposed corporate action creating dissenters’ rights under § 48- 23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

                        (1)        Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

                        (2)        Not vote the shareholder’s shares in favor of the proposed action.  No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23- 201.

            (b)        A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.  [Acts 1986, ch. 887, § 13.21.]

48-23-203 Dissenters’ Notice.

            (a)        If proposed corporate action creating dissenters’ rights under § 48- 23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

            (b)        The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

                        (1)        State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                        (2)        Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                        (3)        Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

                        (4)        Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

                        (5)        Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48- 23-201.  [Acts 1986, ch. 887, § 13.22.]

48-23-204 Duty to Demand Payment.

            (a)        A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

            (b)        The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

            (c)        A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

            (d)        A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.  [Acts 1986, ch. 887, § 13.23.]

48-23-205 Share Restrictions.

            (a)        The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

            (b)        The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.  [Acts 1986, ch. 887, § 13.24.]

48-23-206 Payment.

            (a)        Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

            (b)        The payment must be accompanied by:

                        (1)        The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

                        (2)        A statement of the corporation’s estimate of the fair value of the shares;

                        (3)        An explanation of how the interest was calculated;

                        (4)        A statement of the dissenter’s right to demand payment under § 48-23- 209; and

                        (5)        A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23- 203.  [Acts 1986, ch. 887, § 13.25.]

48-23-207 Failure to Take Action.

            (a)        If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

            (b)        If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.  [Acts 1986, ch. 887, § 13.26.]

48-23-208 After-Acquired Shares.

            (a)        A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

            (b)        To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.  The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.  [Acts 1986, ch. 887, § 13.27.]

48-23-209 Procedure If Shareholder Dissatisfied with Payment or Offer.

            (a)        A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

                        (1)        The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

                        (2)        The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

                        (3)        The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

            (b)        A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.  [Acts 1986, ch. 887, § 13.28.]

48-23-301 Court Action.

            (a)        If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b)        The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c)        The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition.  Nonresidents may be served by registered or certified mail or by publication as provided by law.

            (d)        The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive.  The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or in any amendment to it.  The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

            (e)        Each dissenter made a party to the proceeding is entitled to judgment:

                        (1)        For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

                        (2)        For the fair value, plus accrued interest, of the dissenter’s after- acquired shares for which the corporation elected to withhold payment under § 48-23-208.  [Acts 1986, ch. 887, § 13.30.]

48-23-302 Court Costs and Counsel Fees.

            (a)        The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

            (b)        The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

                        (1)        The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

                        (2)        Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

            (c)        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.  [Acts 1986, ch. 887, § 13.31.]

REVOCABLE PROXY
FIRST CENTRAL BANCSHARES, INC.

☒      PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, being a holder of shares of common stock of First Central Bancshares, Inc. (the “Company”), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on March __, 2003, and the accompanying proxy statement, and appoints __________ and __________, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Company common stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Company common stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a “For” vote on item No. 1):

		For	Withhold	Abstain
1.	Approval of the Agreement and Plan of Reorganization, dated as of December 23, 2002, by and between United Community Banks, Inc. and First Central Bancshares, Inc.	☐	☐	☐
2.	Other Matters to Come Before the Meeting.

The shares covered by this proxy will be voted in accordance with the selection indicated.  IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

Please sign exactly as your name appears on the stock certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If signer is a corporation, sign full corporate name by duly authorized officer.  If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST CENTRAL BANCSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

            United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

            United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

            In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

            A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

            As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits.
Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of December 23, 2002, by and between United and First Central.*
3.1	Restated Articles of Incorporation of United (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).
3.2	Amended and Restated Bylaws of United (incorporated herein by reference from United’s Annual Report on Form 10-K, filed on March 27, 1998).
4.1

Junior Subordinated Indenture, by and between United with The Chase Manhattan Bank, as Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.2	Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.3	Certificate of Trust of United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.4

Amended and Restated Trust Agreement, by and between United, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.5	Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.6

Guarantee Agreement by and between United and The Chase Manhattan Bank, as Guarantee Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.7

Registration Rights Agreement by and between United, United Community Capital Trust and Wheat First Securities, Inc. (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.8

Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference from United’s Registration Statement on Form S-1, filed on January 31, 1997).

4.9	Form of certificate for United common stock (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on July 14, 1999).
4.10	See Exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and By-Laws, as amended, which define the rights of the Shareholders.
5	Opinion and Consent of Kilpatrick Stockton LLP.*
______________________ *Filed herewith

8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and First Central Bancshares, Inc.*
10.1	United’s 1995 Key Employee Stock Option Plan (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.2	United’s Profit Sharing Plan, dated as of March 9, 2001 (incorporated herein by reference from United’s Registration Statement on Form S-8, filed on April 24, 2002).
10.3

Amendment No. 1 to United’s Profit Sharing Plan, dated as of March 15, 2002 (United’s Profit Sharing Plan, dated as of March 9, 2001, incorporated herein by reference from United’s Registration Statement on Form S-8, filed on April 24, 2002).

10.4	United 2000 Key Employee Stock Option Plan (incorporated herein by reference from United Registration Statement on Form S-8, filed on September 19, 2002).
10.5

Loan Agreement, dated April 26, 1995, by and between The Bankers Bank and United, together with the related Promissory Note in the principal amount of $12,000,000 and Stock Pledge Agreement (incorporated herein by reference to United’s Registration Statement on Form S-1, filed on June 8, 1995).

10.6	Split-Dollar Agreement, dated as of June 1, 1994, by and between United and Jimmy C. Tallent (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.7

Executive Revenue Neutral Retirement Account dated March 13, 2000, by and between United and Jimmy C. Tallent (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.8

First Amendment to the United Community Banks, Inc. Executive Revenue Neutral Retirement Agreement dated March 13, 2000, for Jimmy C. Tallent dated June 6, 2000, by and between United and Jimmy C. Tallent (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.9

Split Dollar Agreement dated March 13, 2000, by and between Towns Country Bank and Jimmy C. Tallent (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.10

Split Dollar Agreement dated March 13, 2000, by and between Carolina Community Bank and Jimmy C. Tallent (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.11

Executive Revenue Neutral Retirement Account dated August 2, 1999, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.12

First Amendment to the Peoples Bank of Fannin County Executive Revenue Neutral Retirement Agreement dated August 2, 1999, for Thomas C. Gilliland dated June 6, 2000, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

______________________ *Filed herewith

10.13

Split Dollar Agreement dated March 2, 2000, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.14

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and Independent Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 8, 2000).

10.15

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and North Point Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 2, 2000).

10.16

Share Purchase Agreement, dated as of September 29, 2000, by and between United, United Community Bank, Brintech, Inc., Harold Brewer and Ross Whipple (incorporated herein by reference to United’s Annual Report on Form 10-K, filed on March 15, 2002).

10.17	Form of United Change in Control Severance Agreement (incorporated by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001
10.18

Change in Control Severance Agreement dated as of June 7, 2001, by and between United and Guy W. Freeman (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).

10.19

Agreement and Plan of Reorganization, dated as of June 29, 2001, by and between United and Peoples Bancorp, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on September 19, 2001).

10.20

Amendment to Agreement and Plan of Reorganization, dated as of July 30, 2001, by and between United and Peoples Bancorp, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on September 4, 2001).

10.21	Employment Agreement dated as of December 23, 2002, by and between United and Ed Bell.*
21	Subsidiaries of United.*
23.1	Consent of Porter Keadle Moore LLP.*
23.2	Consent of Pugh & Company, P.C.*
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).*
24	Power of Attorney (included on the Signature Page to the Registration Statement).
(b)	Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

______________________ *Filed herewith

Item 22.  Undertakings

            (a)        The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (b)        The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (d)        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (e)        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on January 22, 2003.

UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S‑4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 22, 2003.

Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board
/s/ Thomas C. Gilliland Thomas C. Gilliland	Executive Vice President, General Counsel, Secretary and Director
/s/ Harold Brewer Harold Brewer	Executive Vice President, Chief Operating Officer and Director
/s/ Guy W. Freeman Guy W. Freeman	Executive Vice President and Director
/s/ Robert Blalock Robert Blalock	Director

[signatures continued on next page]

[signatures continued from previous page]

/s/ Charles Hill Charles Hill	Director
/s/ Hoyt O. Holloway Hoyt O. Holloway	Director
/s/ Clarence C. Mason, Sr. Clarence W. Mason, Sr.	Director
/s/ W.C. Nelson, Jr. W.C. Nelson, Jr.	Director
/s/ Charles E. Parks Charles E. Parks	Director
/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of December 23, 2002, by and between United and First Central.
5	Opinion and Consent of Kilpatrick Stockton LLP.
8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and First Central Bancshares, Inc.
10.21	Employment Agreement dated as of December 23, 2002, by and between United and Ed Bell.
21	Subsidiaries of United.
23.1	Consent of Porter Keadle Moore LLP.
23.2	Consent of Pugh & Company, P.C.
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).
24	Power of Attorney (included on the Signature Page to the Registration Statement).